EXHIBIT 10.3.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of July 7, 2004

Amended and Restated as of April 7, 2005

among

HORIZON LINES, LLC,

as Borrower

HORIZON LINES HOLDING CORP.,

as Co-Borrower

The Guarantors Party Hereto

The Lenders Party Hereto

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent,

as Collateral Agent,

and as Mortgage Trustee

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

UBS SECURITIES LLC,

as Joint Lead Arranger and Joint Lead Bookrunner

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger and Joint Lead Bookrunner

and

ABN AMRO INC.,

as Co-Arranger and Documentation Agent

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-ii-

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SCHEDULES:

Schedule 1.01	–	Chartered Vessel Documents
Schedule 1.02	–	Rollover Letters of Credit
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.10	–	Properties; Vessels
Schedule 3.13	–	Disclosed Environmental Matters
Schedule 3.16	–	Subsidiaries

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Schedule 3.18	–	Insurance
Schedule 3.22	–	Acquisition Documents
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Assignment of Earnings
Exhibit D	–	Form of Assignment of Insurance
Exhibit E	–	Form of Collateral Agreement
Exhibit F	–	Form of Vessel Mortgage
Exhibit G	–	Form of Written Borrowing Request
Exhibit H	–	Form of Written Interest Election Request
Exhibit I	–	Form of Note
Exhibit J	–	Form of Section 2.17 Certificate
Exhibit K-1	–	Form of Opinion of Schulte Roth & Zabel LLP
Exhibit K-2	–	Form of Opinion of Seward & Kissel LLP
Exhibit L	–	Form of Solvency Certificate
Exhibit M	–	Form of Joinder Agreement
Exhibit N	–	Form of Vessel Mortgage Amendment

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CREDIT AGREEMENT dated as of July 7, 2004, as amended and restated as of April 7, 2005 (as amended, restated, supplemented, modified or otherwise changed from time to time, this “Agreement”), among HORIZON LINES, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), HORIZON LINES HOLDING CORP., a Delaware corporation (the “Co-Borrower” or “Holdings”), the Guarantors party hereto, the Lenders party hereto, the Issuing Banks party hereto and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”) and as Mortgage Trustee.

W I T N E S S E T H :

WHEREAS, this Agreement was originally entered into on July 7, 2004 and amended pursuant to Amendment No. 1, dated as of September 30, 2004 (as so amended, the “Original Credit Agreement”) and the parties hereto desire to amend and restate the Original Credit Agreement as herein set forth;

WHEREAS, the Borrower desires to create a new Class of Tranche C Term Loans under this Agreement in an aggregate principal amount of $248,125,000, having terms substantially identical to the Tranche B Term Loans and having substantially the same rights and obligations as the Tranche B Term Loans as set forth in the Original Credit Agreement and the other Loan Documents, except in each case, as set forth herein;

WHEREAS, each Original Lender (as defined below) who holds Tranche B Term Loans (other than Reduced Lenders (as defined below)) and who executes and delivers a counterpart of this Agreement shall be deemed, upon effectiveness of this Agreement as amended and restated on the date hereof (the “Amendment and Restatement”), to have exchanged its Tranche B Term Loans (which Tranche B Term Loans shall thereafter be deemed indefeasibly paid in full and extinguished) for Tranche C Term Loans in equal outstanding principal amounts;

WHEREAS, each Original Lender who holds outstanding Tranche B Term Loans in an amount greater than its Tranche C Term Loan Commitment (each such Lender, a “Reduced Lender”) and who executes and delivers a counterpart of this Agreement shall be deemed, upon effectiveness of this Amendment and Restatement, to have, upon the funding thereof, made Tranche C Term Loans in amount equal to its Tranche C Term Loan Commitment;

WHEREAS, a portion of the proceeds from the Tranche C Term Loans shall be used on the Amendment Effective Date (as defined below) to repay the entire aggregate principal amount of the Tranche B Term Loans held by Original Lenders who do not execute and deliver a counterpart of this Agreement and to the Reduced Lenders in accordance with Section 2.20(b) of this Agreement, together with accrued and unpaid interest thereon to the Amendment Effective Date;

WHEREAS, the proceeds of the Loans were or are to be used in accordance with Section 5.13; and

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agents wish to amend certain other terms and conditions of the Original Credit Agreement, in each case subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower, the Issuing Bank is willing to issue and/or maintain letters of credit for the account of the Borrower and the parties hereto are willing to amend and restate the Original Credit Agreement, in each case subject to the terms and conditions set forth herein. Accordingly, the parties hereto agree to amend and restate the Original Credit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall mean the acquisition of Holdings by H-Lines Holding Corp., a Delaware corporation, pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Amended and Restated Agreement and Plan of Merger dated as of the Effective Date by and among H-Lines Holding Corp., H-Lines Subcorp., Holdings and TC Group, L.L.C.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed on Schedule 3.22.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to (a) the LIBO Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period.

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form attached hereto as Exhibit A.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Arrangers, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Mortgage Trustee and “Agent” shall mean any of them.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Federal Funds Effective Rate shall be unavailable for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amendment and Restatement” has the meaning assigned to such term in the recitals hereto.

“Amendment Effective Date” has the meaning assigned to such term in Section 4.03.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“Applicable Rate” means, for any day, (a) with respect to any Tranche C Term Loan, (i) prior to the consummation of the Specified IPO, (A) 1.50% per annum, in the case of an ABR Loan, or (B) 2.50% per annum, in the case of a Eurocurrency Loan and (ii) following the consummation of the Specified IPO, (A) 1.25% per annum, in the case of an ABR Loan, or (B) 2.25% per annum, in the case of a Eurocurrency Loan, and (b) with respect to any Revolving Loan that is an ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the Borrower shall have delivered the financial statements and certificate required by Section 5.01(b) and Section 5.02(a), respectively, for the first fiscal quarter that both begins and ends after the Effective Date, the “Applicable Rate” for purposes of clause (b) shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1 greater than or equal to 3.75 to 1.00	1.50%	2.50%	0.50%
Category 2 less than 3.75 to 1.00	1.25%	2.25%	0.50%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings’ fiscal year based upon the consolidated financial information delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (x) at any time that an Event of Default has occurred and is continuing or (y) at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial information required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Arrangers” means UBS Securities LLC and GSCP.

“Asset Disposition” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party outside the ordinary course of business, other than (i) dispositions described in (A) clause (a)(x)(ii) of Section 6.05 (to the extent such dispositions do not generate more than $2,000,000 in aggregate Net Proceeds in any fiscal year of Holdings), (B) clause (b)(ii) of Section 6.05 (to the extent such sales, transfers or other dispositions do not generate more than $5,000,000 in aggregate Net Proceeds in any fiscal year of Holdings) or (C) clause (a)(x)(i), (a)(y), (b)(i), (d), (e), (i) or (j) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of Holdings and (b) any casualty, Event of Loss (other than with respect to (x) a Chartered Vessel and (y) an Event of Loss resulting in charter or rental payments to any Loan Party) or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with Net Proceeds equal to or exceeding $2,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender, or if dated prior to the Amendment Effective Date, an Original Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form attached hereto as Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Assignment of Earnings” means an Assignment of Earnings substantially in the form attached hereto as Exhibit C.

“Assignment of Insurance” means an Assignment of Insurance substantially in the form attached hereto as Exhibit D.

“Base Rate” shall mean, for any day, a rate per annum publicly announced from time to time by the Administrative Agent as its corporate base rate of interest at its principal office in Stamford, Connecticut; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or equivalent governing body of such Person and (iii) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowers” means the Borrower and the Co-Borrower.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a telephonic request or Written Borrowing Request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all cash expenditures of Holdings and its subsidiaries made during such period that are or are required to be included in the property, plant and equipment reflected in the balance sheet of Holdings prepared on a consolidated basis in accordance with GAAP and Capital Lease Obligations incurred by Holdings and its consolidated subsidiaries during such period; provided that in any event the term “Capital Expenditures” shall exclude (x) any such expenditure in connection with a Permitted Acquisition permitted pursuant to Section 6.04(i) and (y) any such expenditure made with Net Proceeds from an Asset Disposition applied in accordance with the first proviso of Section 2.11(c).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP, and, for the purposes hereof, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CCF Account” means the Capital Construction Fund Account of the Borrower established pursuant to 46 App. U.S.C. § 1177.

“Certificate of Incorporation” shall mean the certificate of incorporation of Horizon Lines, Inc., as in effect on the date of the consummation of the Specified IPO; provided that such certificate of incorporation is reasonably satisfactory to the Administrative Agent.

“Change in Control” means, at any time:

(a) prior to the consummation of an IPO, the failure by the Permitted Holders to own (and retain the right to vote), directly or indirectly, Equity Interests in Holdings representing more than 50.00% of the aggregate voting power represented by the issued and outstanding Equity Interests in Holdings;

(b) after the consummation of an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date) other than the Permitted Holders of Equity Interests in Holdings representing more than 33.00% of the aggregate voting power represented by the outstanding Equity Interests in Holdings and representing a greater percentage of such aggregate voting power than that represented by Equity Interests in Holdings owned beneficially by the Permitted Holders;

(c) after the consummation of an IPO, occupation of a majority of the seats on the Board of Directors of Holdings or Public Parent by Persons who were neither (i) nominated or recommended for election by the Permitted Holders nor (ii) appointed by Persons so nominated; or

(d) the occurrence of any change in control under and as defined in the High Yield Indenture (or any similar agreement governing any refinancing of the High Yield Notes), to the extent the High Yield Indenture or any such similar agreement is in effect.

“Change in Law” means (a) the adoption of any law (statutory or common), treaty, rule, ordinance, judgment, decree, order, regulation or determination of a Governmental Authority after the Effective Date, (b) any change in any law (statutory or common), treaty, rule, ordinance, judgment, decree, order, regulation or determination of a Governmental Authority or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank, or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority first made or issued after the Effective Date.

“Change in Tax Law” means (a) the adoption of any law, rule, regulation, treaty or order, (b) any change in any law, rule, regulation, treaty or order, or in the interpretation or application thereof, by any Governmental Authority, including a change in the practice of any relevant governmental revenue authority or (c) the making or issuance of any guideline or directive of any Governmental Authority, in each case regarding the deduction or withholding of Taxes from payments to be made under the Loan Documents.

“Charges” has the meaning assigned to such term in Section 9.13.

“Charter Override Agreement” means the Amended and Restated Charter Override Agreement, dated as of the Effective Date, by and among HLH, the Borrower and CSX, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed to the extent permitted by the terms of this Agreement.

“Chartered Vessel” means any Vessel leased, chartered, subleased or subchartered by Holdings or a subsidiary of Holdings pursuant to one or more Chartered Vessel Documents.

“Chartered Vessel Documents” means all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Chartered Vessel, including (a) those listed on Schedule 1.01 hereto and all Operative Documents (as defined in the respective Vessel leases, charters, subleases or subcharters and, if applicable, as modified by the Charter Override Agreement), (b) the Subcharter Agreement and (c) the Guarantee and Indemnity Agreement.

“Citizen” shall have the meaning assigned to such term in the Certificate of Incorporation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche C Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Tranche C Commitment.

“Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and the Mortgaged Vessels.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent for the Lenders hereunder.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit E.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of this Agreement and the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a Joinder Agreement, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests in each subsidiary of Holdings owned directly by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than

65.00% of the outstanding voting Equity Interests in any Foreign Subsidiary) and the Collateral Agent shall have received any certificates or other instruments representing all (or 65.00% in the case of Equity Interests in any Foreign Subsidiary) such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that the Equity Interests of the Borrower shall not be required to be so pledged;

(c) all Indebtedness of any of Holdings and each subsidiary of Holdings that is owing to any Loan Party shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Loan Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received a certified copy of each Vessel Mortgage and Vessel Mortgage Amendment duly executed and delivered by the record owner of each Mortgaged Vessel subject thereto and, in the case of a Vessel Mortgage Amendment, also by the Mortgage Trustee, and each Vessel Mortgage, as amended by the applicable Vessel Mortgage Amendment, shall constitute a first “preferred mortgage” on the Mortgaged Vessels subject thereto in favor of the Mortgage Trustee under Chapter 313 of Title 46 of the United States Code, as amended, having the effect and with the priority provided in such law, and arrangements satisfactory to the Administrative Agent shall have been made to have the notice referred to in Section 3.5 of each Vessel Mortgage placed on each Mortgaged Vessel subject to such Vessel Mortgage;

(f) the Collateral Agent shall have received (i) counterparts of any Real Property Mortgage required to be entered into after the Effective Date pursuant to Section 5.15 with respect to each Mortgaged Real Property duly executed and delivered by the record owner of such Mortgaged Real Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Real Property Mortgage as a valid first Lien on the Mortgaged Real Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Real Property Mortgage or Mortgaged Real Property;

(g) the Collateral Agent shall have received counterparts of an Assignment of Insurance and an Assignment of Earnings with respect to each Mortgaged Vessel, in each case duly executed and delivered by the record owner of such Mortgaged Vessel; and

(h) each Loan Party shall have obtained (or in the case of any third party consents and approvals, used its commercially reasonable efforts to obtain) all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means, with respect to any Lender or Original Lender, a Revolving Commitment, Tranche B Commitment or Tranche C Commitment, or any combination thereof (as the context requires).

“Confidential Lender Authorization” means a letter from each Tranche C Lender reflecting such Lender’s Tranche C Commitment, delivered to and approved by the Administrative Agent.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate amount of all federal, state, local and foreign taxes (whether or not paid, estimated or accrued) based upon the consolidated income, earnings, profits (or similar measures) of Holdings and its subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or nonrecurring charges or non-cash charges or expenses (including charges for the cumulative effect of accounting changes) for such period, (v) the interest component of rent expense for such period associated with all Capital Lease Obligations and Synthetic Leases under which Holdings or any of its subsidiaries is the lessee, (vi) Transaction Costs incurred by Holdings and its subsidiaries in an aggregate amount not to exceed $29,000,000 in fiscal year 2004, (vii) transaction costs and expenses incurred in connection with Permitted Acquisitions in an aggregate amount not to exceed $15,000,000 during the term of this Agreement, (viii) transaction costs and expenses incurred in connection with the Specified IPO and the other transactions consummated in accordance with the use of proceeds set forth in the Registration Statement and the amendment and restatement of this Agreement and reasonable and customary transaction costs and expenses incurred in connection with financing transactions consummated following consummation of the Specified IPO, (ix) to the extent permitted to be made under this Agreement, payments incurred pursuant to the Management Agreement in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to the Loan Parties and (x) subject to the reasonable approval of the Administrative Agent, any charges in respect of restructuring by Holdings or any of its subsidiaries during such period, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains and non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For all purposes of this Agreement as of any date, if Holdings or any of its consolidated subsidiaries has made any Permitted Acquisition or any sale, transfer, issuance or other disposition of any Equity Interests of any Loan Party, any sale, lease, transfer or other disposition of, or any purchase or other acquisition of, assets not in the ordinary course of business, including Vessels, containers, chassis, gensets or any related Vessel assets, during the period of four consecutive fiscal quarters ending on the date on which the most recent fiscal quarter ended, Consolidated EBITDA for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto as if such event (and any related incurrence, defeasance, discharge, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of the relevant period for testing compliance. Pro forma calculations made pursuant to the immediately preceding sentence shall be determined in good faith by the Borrower and may include adjustments to reflect operating expense and cost reductions and/or savings reasonably expected to result from such event less the amount of costs reasonably expected to be incurred by Holdings and its consolidated subsidiaries to achieve such cost savings, to the extent that the Borrower delivers to the Administrative Agent a certificate of the Borrower signed by a Financial Officer setting forth such operating expense and cost reductions and/or savings and the costs to achieve such reductions in reasonable detail. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $35,721,000, $23,053,000 and $18,299,000, respectively, for the fiscal quarters ended September 22, 2003, December 22, 2003 and March 22, 2004.

“Consolidated Interest Expense” means, for any period, the interest expense of Holdings and its subsidiaries during such period (excluding any amortization or write-off of financing costs otherwise included therein), net of interest income, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Interest Expense shall be deemed to be (w) for the four fiscal quarter period ending on the last day of Holdings’ third quarter of 2004 the product of (A) Third Quarter 2004 Interest Expense times (B) four, (x) for the four fiscal quarter period ending on the last day of Holdings’ fourth quarter of 2004, the sum of (i) the product of (A) Third Quarter 2004 Interest Expense multiplied by (B) three plus (ii) Consolidated Interest Expense for Holdings’ fourth fiscal quarter of 2004, (y) for the four fiscal quarter period ending on the last day of Holdings’ first fiscal quarter of 2005, the sum of (i) the product of (A) Third Quarter 2004 Interest Expense multiplied by (B) two plus (ii) Consolidated Interest Expense for Holdings’ fourth fiscal quarter of 2004 and Holdings’ first fiscal quarter of 2005 and (z) for the four fiscal quarter period ending on the last day of the Holdings’ second fiscal quarter of 2005, the sum of (i) Third Quarter 2004 Interest Expense plus (ii) Consolidated Interest Expense for Holdings’ fourth fiscal quarter of 2004 and Holdings’ first and second fiscal quarters of 2005. For all purposes of this Agreement as of any date, if Holdings or any of its consolidated subsidiaries has made any Permitted Acquisition or any sale, transfer, issuance or other disposition of any Equity Interests of any Loan Party, any sale, lease, transfer or other disposition of, or any purchase or other acquisition of, assets not in the ordinary course of business, including Vessels, containers, chassis, gensets or any related Vessel assets, during the period of four consecutive fiscal quarters ending on the date on which the most recent fiscal quarter ended, Consolidated Interest Expense for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto as if such event (and any related incurrence, defeasance, discharge, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of the relevant period for testing compliance. Pro forma calculations made pursuant to the immediately preceding sentence shall be determined in good faith by the Borrower.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than a Loan Party) which is not consolidated with Holdings and in which any other Person (other than any Loan Party or any director holding qualifying shares required by applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to any Loan Party during such period, (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary of Holdings or is merged into or consolidated with a subsidiary of Holdings or the date that such Person’s assets are acquired by a subsidiary of Holdings and (c) the net income of any subsidiary of Holdings (other than a Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of Holdings of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that subsidiary during such period, except that Holdings’ equity in net loss of any such subsidiary for such period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or written agreement to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means (a) as to any Person, any other Person which directly or indirectly is in Control of (including, with respect to Holdings and its subsidiaries, Castle Harlan, Inc.), is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies and any managed account Controlled by, or under common Control with, such Person and (b) any employees, management and directors of any of the foregoing, and any trust or individual retirement account for the benefit of any such employees, management or directors, or members of their immediate families, and any other Person controlled by any such employee, manager or director, including, without limitation, any of their Heirs.

“CSX” means CSX Corporation, a corporation organized under the laws of the Commonwealth of Virginia.

“Debt Issuance” means the incurrence by Holdings or any subsidiary of Holdings of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Environmental Matters” means the environmental matters specifically described in Schedule 3.13.

“Disclosed Matters” means the actions, suits and proceedings specifically described in Schedule 3.06.

“Documentation Agent” means ABN Amro Inc.

“dollars” or “$” refers to lawful money of the United States of America.

“Earnout” means (a) any initially contingent payment obligation related to a Permitted Acquisition, including, without limitation, earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to directors, officers, employees or consultants, in each case so long as (i) such payment obligations are contingent at the time such obligation is incurred or entered into, and subject to adjustment based on the performance of the Person and/or assets so acquired, (ii) such payment obligations are not guaranteed or subject, at the time such obligation is entered into, to any minimum payment, in whole or in part by Holdings or any of its subsidiaries, (iii) such payment obligations are not evidenced by a promissory note or secured by a pledge of assets by Holdings or any of its subsidiaries, and (iv) Holdings or any of its subsidiaries which is the obligor with respect to such payment obligation has the right, pursuant to the terms of the document or instrument evidencing or creating the Earnout, to defer any payment thereon during the continuance of, or if such payment would cause, a Default hereunder or (b) the portion of a payment obligation described in clause (a) which has become fixed and matured.

“Effective Date” means July 7, 2004.

“Environmental Laws” means all applicable federal, state, local and foreign laws (statutory or common), rules, regulations, codes, ordinances, orders, decrees, judgments, directives, treaties, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or natural resources damages, or the presence, handling, Release or threatened Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) the compliance or noncompliance with any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment, Release or threatened Release of, or exposure to, any Hazardous Materials; (c) permitting and licensing, administrative oversight, insurance premiums and financial assurance requirements required under Environmental Laws; (d) any personal injury (including death), property damage (real or personal) or natural resource damage; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing” means the equity contribution by Sponsor and one or more other investors reasonably satisfactory to the Arrangers to Holdings of at least $168,000,000 in cash and equity of Holdings (or exchanged for equity of H-Lines Holding Corp.), the net cash proceeds of which shall be (x) used by Holdings to consummate the Acquisition or (y) contributed as common equity, in cash, to the Borrower to pay Transaction Costs.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings or any Parent after the Effective Date of any Equity Interests in Holdings or any Parent (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings or any Parent; provided, however, that an Equity Issuance shall not include (w) any Debt Issuance, (x) any such sale or issuance by Holdings or any Parent of not more than an aggregate amount of 15.00% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests), in each case, to directors, officers, consultants or employees of Holdings or any Parent or any subsidiary of Holdings, (y) issuances of Equity Interests of any Parent in connection with the primary syndication or placement of the Equity Financing and (z) any Excluded Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412(a)(2) of the Code or Section 302(a)(2) of ERISA), whether or not waived, the failure to make by its due date a required contribution under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (f) any event or condition that might reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Holdings or any of its subsidiaries.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” has the meaning assigned to such term in the applicable Vessel Mortgage.

“Excess Cash Flow” means, for any period, the sum (without duplication) of:

(a) Consolidated Net Income for such period, adjusted to exclude (i) any gains attributable to Prepayment Events, (ii) taxes of Holdings and its subsidiaries that were paid in cash during such period and (iii) charter payments made with respect to any Vessel chartered pursuant to a Chartered Vessel Document to be made during the first month of the succeeding calendar year (it being understood that any charter payments excluded during any prior period shall not reduce Consolidated Net Income in the succeeding period); plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such period; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such period plus (ii) the net amount, if any, by which the deferred income taxes of Holdings and its consolidated subsidiaries increased during such period; minus

(d) the sum of (i) any noncash gains included in determining such Consolidated Net Income for such period plus (ii) the amount, if any, by which Net Working Capital increased during such period plus (iii) the net amount, if any, by which the deferred income taxes of Holdings and its consolidated subsidiaries decreased during such period; minus

(e) the sum of (i) expenditures attributable to the drydocking of vessels during such period, plus (ii) the amounts expended in respect of Capital Expenditures and Permitted Acquisitions made during such period and any amount that is deposited into the CCF Account, in respect of which, at the time such deposit is made, a Financial Officer shall have delivered a certificate stating that such amount is to be applied to Capital Expenditures within the 365 day period after such deposit is made (such 365 day period, the “Reapplication Period”) (except, in the case of clause (ii), to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term

Indebtedness and except to the extent made with Net Proceeds in respect of Prepayment Events, in each case to the extent otherwise included in determining the amount expended in respect of Capital Expenditures and Permitted Acquisitions made during such period); provided that any portion of any amount so deposited in the CCF Account under clause (ii) of this clause (e) that is not applied to Capital Expenditures prior to the expiration of the Reapplication Period applicable thereto shall be deemed Excess Cash Flow in the year such Reapplication Period expires; minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Loan Parties (on a consolidated basis) during such period, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit unless and to the extent that there is a corresponding reduction in the Revolving Commitments, (ii) Tranche C Term Loans prepaid pursuant to Section 2.11(c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus

(g) any cash payment or expenditure made with respect to any non-cash charge referred to in clause (a)(iv) of the definition of the term “Consolidated EBITDA”.

“Excess Equity Interests” as of any date (including any record date) the Equity Interests of the Public Parent beneficially owned (within the meaning of the Exchange Act) by Non-Citizens in excess of the Permitted Percentage.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean (a) an issuance and sale of Equity Interests of Holdings or any Parent, to the extent such Equity Interests are used, or the Net Proceeds thereof shall be, within 45 days of the consummation of such issuance and sale, used, without duplication, to (x) finance Capital Expenditures or one or more Permitted Acquisitions or (y) make deposits into the CCF Account and (b) the issuance and sale of Equity Interests in connection with the Specified IPO.

“Excluded Participants List” means a written list prepared by the Borrower of Persons that are competitors or customers of the Borrower or other entities, which list shall be delivered by the Borrower to the Administrative Agent on or about the Effective Date and updated in writing from time to time thereafter by Borrower; provided that the Administrative Agent shall, in its reasonable discretion, have the right to approve such list and any updates thereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income, or net profits or capital if imposed in lieu of net income taxes, by the U.S., or by the jurisdiction under the laws of which such recipient is organized, in which it is managed and controlled or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, in which it is doing business or in which it has a permanent establishment, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to any withholding tax pursuant to Section 2.17(a) as a result of a Change in Tax Law after the Foreign Lender (or its assignor, if any) becomes a party to this Agreement, or (ii) would not have been imposed but for such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent such failure is the result of a Change in Tax Law after the Foreign Lender (or its assignor, if any) becomes a party to this Agreement and (d) in the case of any Lender that is a U.S. Person, any U.S. backup withholding tax that would not have been imposed but for such Lender’s failure to comply with Section 2.17(f).

“Existing Credit Agreement” the credit agreement dated as of February 27, 2003, among Borrower, as borrower, the lenders party thereto and ABN Amro Bank, N.V., as administrative agent and collateral agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1.00%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized national standing selected by it.

“Fee Letter” means the senior facilities fee letter, dated as of May 21, 2004, between Sponsor and GSCP.

“Financial Covenants” means the covenants set forth in Sections 6.12 and 6.13.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any subsidiary of Holdings that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness for borrowed money of Holdings and its subsidiaries which is payable more than one year from the date of creation thereof and shall include (a) Capitalized Lease Obligations and (b) all Indebtedness consisting of reimbursement obligations with respect to letters of credit other than letters of credit issued to finance inventory or equipment purchases or to secure other debt appearing on the balance sheet of the obligor minus the aggregate amount of such Indebtedness constituting pay-in-kind interest or capitalized interest.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSCP” means Goldman Sachs Credit Partners L.P.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Indemnity Agreement” means the Amended and Restated Guarantee and Indemnity Agreement, dated as of the Effective Date, by and among HLH and the Borrower, as guarantors, and CSX, Shipco and SL Service, as beneficiaries, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed.

“Guarantor” means any subsidiary of Holdings other than the Borrower or a Foreign Subsidiary.

“H-Lines Finance” means H-Lines Finance Holding Corp., a Delaware corporation and the direct Parent of Holdings.

“H-Lines Finance Discount Notes” means the $160,000,000 (as such amount may be reduced as a result of any redemption or repurchase thereof) aggregate principal amount at maturity of 11.00% senior discount notes due 2013 issued by H-Lines Finance pursuant to an indenture dated December 10, 2004.

“Hazardous Materials” means (a) any petroleum products, byproducts, constituents or wastes, and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“High Yield Documents” means the High Yield Indenture, the High Yield Notes and the other agreements, instruments and other documents related thereto.

“High Yield Indenture” means the indenture dated as of the Effective Date among each Loan Party and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the High Yield Notes will be issued, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed to the extent permitted by the terms of this Agreement.

“High Yield Notes” means the $250,000,000 in aggregate principal amount of 9% senior notes due 2012 issued by the Borrowers on the Effective Date and any notes issued in exchange therefor that are registered with the SEC, as such notes may from time to time be amended, restated, supplemented, modified or otherwise changed to the extent permitted by the terms of this Agreement.

“HLH” means HLH, LLC, a limited liability company organized under the laws of the State of Delaware.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Horizon Lines, Inc.” means Horizon Lines, Inc., a Delaware corporation, formerly known as H-Lines Holding Corp., and the indirect Parent of Holdings.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business) and, to the extent such obligation constitutes an Earnout, solely to the extent of the obligation described in clause (b) of the definition of the term Earnout, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of the property to which such Lien relates as determined in good faith by a financial officer of such Person (and in the case of Holdings or any of its subsidiaries, a financial officer of Holdings)), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2004, relating to the Loan Parties and the Transactions.

“Initial Issuing Bank” means UBS AG, Stamford Branch, in its capacity as the initial issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).

“Intellectual Property” means all inventions, designs, patents, copyrights, licenses, trademarks, trade names, trade secrets, confidential or proprietary technical and business information, know-how and other intellectual property rights.

“Interest Election Request” means a telephonic request or Written Interest Election Request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an Interest Period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means a bona fide underwritten initial public offering of voting common Equity Interests in Holdings as a direct result of which at least 20.00% of the aggregate common Equity Interests in Holdings (calculated on a fully diluted basis after giving effect to the exercise of all options, warrants and other convertible securities to acquire voting common Equity Interests in Holdings then outstanding, regardless of whether such options are then currently exercisable) is beneficially owned by Persons other than the Permitted Holders (including all directors, officers and employees of Holdings and its subsidiaries); provided that the consummation of the Specified IPO shall be deemed to be an IPO.

“Issuing Bank” means the Initial Issuing Bank or, if the Borrower requests and such Lender consents, another Lender in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) (it being understood that, notwithstanding anything contained herein, ABN Amro Bank N.V. shall be deemed to be an Issuing Bank with respect to any Rollover Letter of Credit). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit M.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Participation Fee” has the meaning set forth in Section 2.12(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 9.04 hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Indebtedness of Holdings and its subsidiaries on a consolidated basis (other than letters of credit to the extent undrawn) as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1.00%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement and the Security Documents and, solely for purposes of Article VII hereof, the Fee Letter.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders or the Original Lenders, as the case may be, to the Borrowers pursuant to this Agreement (and shall include any Loans contemplated by Section 2.20).

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability. For purposes of determining the Long-Term Indebtedness of Holdings and its subsidiaries, Indebtedness of Holdings or a subsidiary thereof owed to Holdings or another subsidiary thereof shall be excluded.

“Management Agreement” means the Management Agreement by and among the Borrower, H-Lines Holding Corp. and Castle Harlan, Inc., as in effect on the Effective Date, as such agreement may be amended, restated, supplemented, modified or otherwise changed from time to time with the approval of the Administrative Agent or in accordance with the terms of this Agreement.

“Maritime Laws” shall mean the collective reference to the Merchant Marine Act of 1920, as amended, the Shipping Act, 1916, as amended and the regulations promulgated thereunder.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of Holdings and its subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or the ability of the Loan Parties to perform their material obligations (other than payment obligations) under the Loan Documents or (c) the material rights of or benefits available to the Lenders or the Issuing Banks under the Loan Documents, taken as a whole.

“Material Indebtedness” means any Indebtedness (other than the Loans and undrawn letters of credit) of Holdings and/or any of its subsidiaries in an aggregate principal amount exceeding $12,500,000.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Mortgage Trustee” means the “Mortgagee” as defined in the applicable Vessel Mortgage.

“Mortgaged Real Property” means each parcel of owned real property and improvements thereto with respect to which a Real Property Mortgage is granted pursuant to Section 5.14 or 5.15.

“Mortgaged Vessel” means, initially, each Vessel and all appurtenances thereto owned by any Loan Party and identified as such on Schedule 3.10, and includes each other Vessel and all appurtenances thereto with respect to which a Vessel Mortgage is granted pursuant to Section 5.14 or 5.15.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA (a) to which Holdings or any ERISA Affiliate is then making or has an obligation to make contributions; (b) to which Holdings or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which Holdings or any of its subsidiaries could incur liability.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or Event of Loss, insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar cash payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by the Loan Parties to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty, an Event of Loss or a condemnation or similar proceeding), the amount of all payments required to be made by the Loan Parties as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Holdings and its subsidiaries (or, during any period in which any Loan Party is organized as an entity that is disregarded for tax purposes, the member or members of such Loan Party (or the taxpayer responsible for the payment of such taxes to the extent any such member is an entity that is disregarded for tax purposes), as the case may be) (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes (or for distribution to members with respect to their taxes, as applicable), be deemed to be Net Proceeds received when such nonutilization is definitively determined), and the amount of any payments by the Loan Parties of, and reserves established by the Loan Parties to fund, contingent liabilities (including stipulated loss payments, if any, in the applicable Chartered Vessel Document) reasonably estimated to be payable that relate to such event (provided that any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by a Financial Officer. For purposes of Section 2.11, it is understood and agreed that the Net Proceeds in respect of a Prepayment Event resulting from an Equity Issuance shall be equal to 50.00% of such Net Proceeds (without, in the calculation of such Net Proceeds, giving effect to this sentence).

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings and its consolidated subsidiaries as of such date (excluding cash, Permitted Investments and current deferred income taxes) minus (b) the consolidated current liabilities of Holdings and its consolidated subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Citizen” shall mean any Person other than a Citizen.

“Non-Consenting Lender” means any Lender that shall have not approved or consented to a waiver, amendment, discharge, termination or other modification pursuant to Section 9.02 hereof which waiver, amendment or modification is required to be approved or consented to by all of the Lenders or each of the Lenders affected thereby and shall otherwise have been approved by all of the other Lenders affected thereby or the Required Lenders, as the case may be.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Organization Documents” means, with respect to any Person that is (a) a corporation, the certificate or articles of incorporation and bylaws of such Person, (b) a limited liability company, the certificate of formation and limited liability company agreement or similar agreement (if any) of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Lenders” means the financial institutions and other lenders that were parties to the Original Credit Agreement as “Lenders” thereunder. Any reference in Section 4.01 to “Original Lender” shall mean Original Lenders who were party to the Original Credit Agreement on the Effective Date.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies (and any and all interest or penalties related thereto) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means any direct or indirect parent corporation of Holdings that Controls Holdings; provided that an indirect parent shall not include the Sponsor or its Controlled Investment Affiliates or any other Person that is a co-investor with the Sponsor in Holdings or any Person that has an interest in the Sponsor or its Controlled Investment Affiliates or such other Person.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II to the Collateral Agreement or any other form approved by the Collateral Agent and the Borrower.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise) by any Loan Party of all or substantially all the assets of, all or substantially all the assets constituting a business unit of, or all the Equity Interests in, any Person if (i) such assets or the business of such Person, as the case may be, constitutes a business permitted by Section 6.03(b), (ii) the Board of Directors of such Person shall not have publicly indicated its opposition to such Acquisition or holders of a majority of the Equity Interests in such Person shall have approved such acquisition, (iii) immediately before (or, in the case of clause (B), contemporaneously with) and after giving effect thereto, (A) no Event of Default has occurred and is continuing or would result therefrom and (B) each subsidiary of such Loan Party formed for the purpose of or resulting from such acquisition shall be a Loan Party and all the Equity Interests in such Loan Party shall be owned directly by a Loan Party (except to the extent permitted by the proviso at the end of this sentence) and all actions required to be taken with respect to such acquired or newly formed Loan Party under Sections 5.14 and 5.15 shall have been taken, (iv) the Loan Parties are in compliance, on a pro forma basis after giving effect to such acquisition (calculated as described in the definition of the term “Consolidated EBITDA”), with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter of Holdings for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance, (v) immediately after giving effect to such acquisition, the sum of (A) amounts available for borrowing as Revolving Loans plus (B) cash, cash equivalents and Permitted Investments of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP shall not be less than $10,000,000 and (vi) the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (i), (ii), (iii), (iv) and (v) above, together with all relevant financial information for the assets or Person to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iv) above; provided that up to $10,000,000 in value of all such Persons or assets so acquired in Permitted Acquisitions may be held by one or more Persons other than the Loan Parties so long as the Loan Parties own at least 80.00% of the Equity Interests of each Person so acquired after giving effect to such other Persons’ ownership interest in such acquired Person. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Holders” means Sponsor and its Controlled Investment Affiliates and any group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 of which Sponsor or one of its Controlled Investment Affiliates is a member and in which Sponsor or one or more of its Controlled Investment Affiliates beneficially own or control a majority of the voting Equity Interests of Holdings held by such group and which such group collectively beneficially owns or controls more voting Equity Interests of Holdings than any other group.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b) investments in commercial paper (other than commercial paper issued by the Loan Parties and their Affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, having a combined capital, surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) money market funds, at least 95.00% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (e) above; and

(g) in the case of Foreign Subsidiaries, substantially similar foreign equivalents of those Permitted Investments described in clauses (a) through (f) above.

“Permitted Percentage” means 19.9% of any class or series of Equity Interests of the Public Parent from time to time issued and outstanding.

“Person” means any natural person, corporation, limited liability company, limited liability partnership, trust, joint venture, association, company, partnership, limited partnerships, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which is maintained or contributed to by Holdings or any of its ERISA Affiliates or with respect to which Holdings or any of its subsidiaries could incur liability (including under Section 4069 of ERISA).

“Pledged Securities” has the meaning set forth in the Collateral Agreement.

“Prepayment Event” means any (a) Asset Disposition, (b) Debt Issuance or (c) Equity Issuance.

“Public Parent” means a Parent that is the issuer of any stock or other equity security that either (x) is registered under Section 12 of the Exchange Act or (y) subjects such Parent to reporting under Section 15(d) of the Exchange Act; provided that there may only be one Public Parent at any time.

“Real Property Mortgage” means any mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any owned real property and improvements thereto to secure the Obligations delivered after the Effective Date pursuant to Section 5.14 or 5.15. Each Real Property Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and be subject to the approval of the Borrower (such approval not be unreasonably withheld, delayed or conditioned).

“Reapplication Period” has the meaning assigned to such term in the definition of Excess Cash Flow.

“Reduced Lender” has the meaning assigned to such term in the recitals hereto.

“Refinancing” means the repayment in full of all amounts under, and the termination of, the Existing Credit Agreement.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registration Statement” means the registration statement on Form S-1 filed by Horizon Lines, Inc. with the SEC on March 2, 2005, as amended, with respect to the Specified IPO.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustee, Controlling Persons, and advisors of such Person.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Tranche C Term Loans and unused Commitments representing, in the aggregate, more than 50.00% of the sum of the total Revolving Exposures, outstanding Tranche C Term Loans and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, ordinance, judgment, decree, order, regulation or determination of a Governmental Authority, in each case applicable to and binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any of its subsidiaries; or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any of its subsidiaries, any performance unit, stock appreciation right, phantom stock right or other similar right the price or value of which is linked to the price or value of any Equity Interests in Holdings or any of its subsidiaries or any option, warrant or other right to acquire any such Equity Interests in Holdings or any of its subsidiaries.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date was $25,000,000. Following the consummation of the Specified IPO, the amount of each Lender’s Revolving Commitment shall be as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments following the consummation of the Specified IPO shall be $50,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means July 7, 2009, or, if such day is not a Business Day, the immediately preceding Business Day.

“Rollover Letter of Credit” means any letter of credit listed on Schedule 1.02 hereto, and any renewal, extension or amendment or increase in any such letter of credit.

“S&P” means Standard & Poor’s Rating Service and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement, the Real Property Mortgages, the Vessel Mortgages, the Assignments of Insurance, the Assignments of Earnings and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.14 or 5.15 or pursuant to any of the Security Documents to secure any of the Obligations.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Shipco” means CSX Alaska Vessel Company, LLC, a limited liability company organized under the laws of the state of Delaware and a subsidiary of CSX.

“SL Service” means SL Service, Inc., a corporation organized under the laws of the State of Delaware and a subsidiary of CSX.

“Spare Vessel” means a Vessel which, at the time of determination, is then not used in Holdings’ or its subsidiaries’ then current trades or operations.

“Specified IPO” means the underwritten initial public offering of common stock of Horizon Lines, Inc. consummated on or prior to September 30, 2005 pursuant to the Registration Statement generating gross proceeds of not less than $125,000,000, provided that a portion of such proceeds have been used to redeem not less than $40,000,000 in aggregate principal amount of the High Yield Notes pursuant to the provisions of Section 6 of the form of note set forth in the High Yield Indenture.

“Sponsor” means Castle Harlan Partners IV, L.P.

“Statutory Reserves” shall mean (a) for any Interest Period for any Eurocurrency Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Subcharter Agreement” means the Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of the Effective Date, between Shipco, as charterer, and the Borrower, as subcharterer, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed to the extent permitted by the terms of this Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50.00% of the equity or more than 50.00% of the ordinary voting power or, in the case of a partnership, more than 50.00% of the general partnership interests are, as of such date, directly or indirectly through one or more subsidiaries owned, controlled or held.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means UBS AG, Stamford Branch, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means GSCP.

“Synthetic Lease” means a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“Synthetic Lease Obligations” means, with respect to any Synthetic Lease, at any time, an amount equal to the sum of (a) all remaining rental obligations of the lessee under such Synthetic Lease which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations under such Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Third Quarter 2004 Interest Expense” means $8,435,000.

“Tranche B Commitment” means, with respect to each Original Lender, the commitment, if any, of such Original Lender to make a Tranche B Term Loan under the Original Credit Agreement on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loans made by such Original Lender under the Original Credit Agreement, as such commitment (a) was reduced from time to time pursuant to Section 2.08 and (b) was reduced or increased from time to time pursuant to assignments by or to such Original Lender pursuant to Section 9.04. The initial amount of each Original Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Original Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Original Lenders’ Tranche B Commitments as of the Effective Date was $250,000,000.

“Tranche B Term Loan” means a Loan made by an Original Lender on the Effective Date pursuant to (x) clause (a) of Section 2.01 of the Original Credit Agreement and (y) if any, Section 2.02(d) of the Original Credit Agreement.

“Tranche C Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche C Term Loan hereunder on the Amendment Effective Date, expressed as an amount representing the maximum principal amount of the Tranche C

Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche C Commitment is set forth in the Confidential Lender Authorization dated as of the Amendment Effective Date (a copy of which has been delivered to the Borrower), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche C Commitments as of the Amendment Effective Date is $248,125,000.

“Tranche C Lender” means a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

“Tranche C Maturity Date” means July 7, 2011, or, if such day is not a Business Day, the immediately preceding Business Day.

“Tranche C Term Loan” means a Loan made pursuant to (x) clause (a) of Section 2.01 and (y) if any, Section 2.02(d).

“Transaction Costs” means the fees and expenses incurred by Holdings and its subsidiaries in connection with the Transactions.

“Transaction Documents” shall mean the Acquisition Documents, the High Yield Documents and the Loan Documents.

“Transactions” shall mean, collectively, (i) the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the issuance, registration and exchange of the High Yield Notes; (f) the transactions under the Management Agreement; and (g) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing and (ii) the transactions to occur on or after the Effective Date in respect of the registration and exchange of the High Yield Notes with the SEC pursuant to the High Yield Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S.” or “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vessel” means any vessel owned, chartered or operated by any Loan Party.

“Vessel Mortgage” means any ship or fleet mortgage granting a Lien on a Mortgaged Vessel to secure the Obligations. Each Vessel Mortgage shall be substantially in the form attached hereto as Exhibit F.

“Vessel Mortgage Amendment” means each amendment to a Vessel Mortgage substantially in the form attached hereto as Exhibit N.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Written Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit G.

“Written Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form attached hereto as Exhibit H.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall not be exclusive (unless the context otherwise requires). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, including, without limitation, Section 2.20, each Lender agrees (a) to make a Tranche C Term Loan to the Borrower on the Amendment Effective Date in a principal amount not exceeding its Tranche C Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Tranche C Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Tranche C Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than $1,000,000 and is $1,000,000 or an integral multiple of $500,000 in excess thereof. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

(d) Subject to clause (e) immediately below, but without any further approval by any Lender or Agent, the Borrower may, at any time following the Amendment Effective Date and prior to the Tranche C Maturity Date, give written notice to the Administrative Agent (an “Additional Tranche C Term Loan Notice”) requesting that additional Tranche C Term Loans (the “Additional Tranche C Term Loans”) be made; provided that (w) in no event shall the aggregate principal amount of all Additional Tranche C Term Loans be greater than $50,000,000, (x) the Applicable Rate with respect to any Additional Tranche C Term Loan may be no more than 0.25% per annum higher than the Applicable Rate applicable to the Tranche C Term Loans made on the Amendment Effective Date, (y) no Additional Tranche C Term Loan may mature earlier than the Tranche C Maturity Date and (z)(i) in each year prior to the year immediately prior to the Tranche C Maturity Date, no more than 0.25% of the principal amount of any Additional Tranche C Term Loan shall be subject to scheduled repayment in any quarter of such year (and each such scheduled repayment may only be made on the last Business Day of any such quarter) and (ii) during the year immediately prior to the Tranche C Maturity Date, no more than 25.00% of the remaining principal amount of any such Additional Tranche C Term Loan (after giving effect to any scheduled repayments permitted by immediately preceding clause (i)) may be subject to scheduled repayment in any quarter of such year (and each such scheduled repayment may only be made on the last Business Day of any such quarter). Each Additional Tranche C Term Loan Notice shall specify (i) the aggregate principal amount of the Additional Tranche C Term Loan being requested and (ii) the date that the Additional Tranche C Term Loan requested therein shall be made. Once made, except as otherwise expressly provided for (including pursuant to the proviso of this clause (d)), each Additional Tranche C Term Loan shall be considered to be a Tranche C Term Loan for all purposes under the Loan Documents.

(e) Any Additional Tranche C Term Loan will only be made if (i) the Loan Parties are in compliance, on a pro forma basis after giving effect to the making of such Additional Tranche C Term Loan, with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) each condition set forth in Section 4.02 (to the extent relating to the making of the Loan) shall be satisfied or waived, and (iv) existing Lenders or other lenders (such other lenders, the “Additional Tranche C Lenders”) reasonably acceptable to the Administrative Agent and the Borrower commit (in each case in their absolute and sole discretion) in writing to be Lenders and fund such Additional Tranche C Term Loan; it being expressly agreed and understood that no Lender that is a party to this Agreement at the time of the relevant Additional Tranche C Term Loan notice is delivered needs to agree to any such commitment or extend any additional credit. No later than two Business Days after it receives an Additional Tranche C Term Loan Notice, the Administrative Agent shall deliver such Additional Tranche C Term Loan Notice to the Lenders. Such Lenders shall have the first right, but no obligation, to commit to provide all or a portion of any Additional Tranche C Term Loan. If such Lenders do not commit to provide the full amount of any Additional Tranche C Term Loan within five Business Days after the Administrative Agent delivers the Additional Tranche C Term Loan Notice relating thereto, then the Borrower may offer the uncommitted amount of any Additional Tranche C Term Loan to one or more Additional Tranche C Lenders; provided that the minimum commitment of each such Additional Tranche C Lender equals or exceeds $1,000,000. Before any Additional Tranche C Term Loan is made, a Financial Officer shall deliver a written certificate to the Administrative Agent to the effect that the conditions to the making of such Additional Tranche C Term Loan set forth in Section 2.02(e)(i), (ii) and (iii) shall have been satisfied or waived with respect to such Additional Tranche C Term Loan as of the date such Additional Tranche C Term Loan is to be made. The Lenders hereby authorize the Collateral Agent, the Mortgage Trustee and the Loan Parties to make such amendment or modifications to any Vessel Mortgage that the Administrative Agent determines are necessary or desirable to include the Indebtedness under any Additional Tranche C Loan as a secured obligation under such Vessel Mortgage.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Tranche C Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request funding of a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall, to the extent such Borrowing Request is telephonic, be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a Written Borrowing Request signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail (so long as such request is duly signed)), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, on the Effective Date and, at any time and from time to time, during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall (no less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank and the Administrative Agent) to the applicable Issuing Bank and the Administrative Agent a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (or such longer period consented to by the applicable Issuing Bank in its sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (or such longer period consented to by the applicable Issuing Bank in its sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Letter of Credit to the extent that doing so would cause the Revolving Exposure of such Lender to exceed such Lender’s Revolving Commitment.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received written notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall promptly notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be joint and several, absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, the applicable Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.05(f) shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the applicable Issuing Bank (as determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless it otherwise has prior written notice to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or, so long as duly signed, electronic mail) of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement; provided, further, that the provisions of this Section 2.05(g) shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to give or delay in giving such notice.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Appointment of Additional Issuing Bank; Replacement of an Issuing Bank. Any Lender may be appointed an Issuing Bank if the Borrower so requests and such Lender and the Administrative Agent consent thereto. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement and not replaced or cash collateralized or supported by a back-to-back letter of credit, in each case, on terms and conditions satisfactory to the Issuing Bank, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default under clause (a), (b), (i) or (j) of Article VII shall occur and be continuing or if the Loans have been accelerated pursuant to Article VII as a result of any other Event of Default, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50.00% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an interest bearing account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders with LC Exposure, an amount in cash equal to the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind during the existence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit under this Section or Section 2.11(b) shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers in respect of such LC Exposure, and the Borrowers hereby grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all funds and investments from time to time in such account, and in the proceeds thereof, to secure the Obligations in respect of such LC Exposure. The Collateral Agent shall use commercially reasonably efforts to cause such amounts on deposit to be (or, during the continuance of an Event of Default, may at its option and sole discretion cause such amounts to be) invested in Permitted Investments by the Collateral Agent at the Borrowers’ risk and expense. During the continuance of an Event of Default, the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed (or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear) and, to the extent not so applied, except as set forth in the last two sentences of this paragraph shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50.00% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral under this Section 2.05(j) as a result of the existence of an Event of Default, such amount (to the extent not applied as aforesaid), together with any interest that shall have accrued thereon, shall be returned to the Borrowers within three Business Days after the applicable Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Each Issuing Bank that is not the Administrative Agent will send a facsimile transmission to the Administrative Agent promptly on the first Business Day of each week, stating its aggregate daily maximum amount available for drawing under Letters of Credit for the previous week. The Administrative Agent shall deliver to each Revolving Lender, upon each calendar month end, a report setting forth for such period the aggregate daily maximum amount available for drawing under the Letters of Credit issued by all the Issuing Banks during such period. The Administrative Agent shall deliver to each Revolving Lender, upon each LC Participation

Fee payment, a report setting forth for the three calendar months corresponding to such payment, the aggregate daily maximum amount available for drawing under the Letters of Credit issued by all the Issuing Banks during such period.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time and (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent within one Business Day after demand therefor such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided that the payment by the Borrower of such corresponding amount to the Administrative Agent in accordance with this paragraph (b) shall not relieve such Lender of any liability it may otherwise have to the Borrower.

SECTION 2.07. Interest Elections. (a) Subject to the last paragraph of Section 2.03, each Revolving Borrowing and Tranche C Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Subject to Section 2.14, each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a Written Interest Election Request.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender affected thereby of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Required Lenders shall have determined in their sole discretion not to permit such conversion, then so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) The Tranche B Commitments terminated on the Effective Date. Unless previously terminated and subject to any Lender’s election to extend Additional Tranche C Term Loans pursuant to Section 2.02(d) and 2.02(e), the Tranche C Commitments shall terminate at 5:00 p.m., New York City time, on the Amendment Effective Date and the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty (but subject to Section 2.16), terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or, upon written notice by Borrower to Administrative Agent, such termination date may be extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise, jointly and severally, to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche C Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving Maturity Date and (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note in substantially the form set forth as Exhibit I. In such event, the Borrowers shall prepare, execute and deliver to such Lender such a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrowers shall repay Tranche C Term Loan Borrowings on each date (or any date that is before such date but on or after the last day of the fiscal quarter of Holdings ending in the month during which such date falls) set forth below in the aggregate principal amount set forth opposite such date (or, if any such date is not a Business Day, the immediately preceding Business Day):

Date	Amount of Tranche C Term Loan Borrowings to be Repaid
June 30, 2005	$625,000
September 30, 2005	$625,000
December 31, 2005	$625,000
March 31, 2006	$625,000
June 30, 2006	$625,000
September 30, 2006	$625,000
December 31, 2006	$625,000
March 31, 2007	$625,000
June 30, 2007	$625,000
September 30, 2007	$625,000
December 31, 2007	$625,000
March 31, 2008	$625,000
June 30, 2008	$625,000
September 30, 2008	$625,000
December 31, 2008	$625,000

Date	Amount of Tranche C Term Loan Borrowings to be Repaid
March 31, 2009	$625,000
June 30, 2009	$625,000
September 30, 2009	$625,000
December 31, 2009	$625,000
March 31, 2010	$625,000
June 30, 2010	$625,000
September 30, 2010	$58,750,000
December 31, 2010	$58,750,000
March 31, 2011	$58,750,000
Tranche C Maturity Date	$58,750,000
Total:	$248,125,000.00

(b) To the extent not previously paid, all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date.

(c) Any mandatory or optional prepayment of Tranche C Term Loan Borrowings shall be applied to reduce on a pro rata basis (based on the scheduled amortization payments under paragraph (a) above) the remaining scheduled amortization payments in respect of the Tranche C Term Loan Borrowings.

(d) Prior to, or simultaneously with, any repayment of any Tranche C Term Loan Borrowings hereunder (other than pursuant to Section 2.10(a)), the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of such selection not later than 1:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Tranche C Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the amount outstanding, subject to the requirements of this Section.

(b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any subsidiaries thereof (other than by an agent of, or trustee for, the Lenders) in respect of any Prepayment Event, the Borrowers shall, not later than five Business Days after the date on which such Net Proceeds are received, prepay Tranche C Term Loan Borrowings or Revolving Loans with a corresponding commitment reduction to the Revolving Commitments in an aggregate amount equal to such Net Proceeds in accordance with Section 2.11(g); provided that, in the case of any Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that a Loan Party intends to (i) deposit all or a portion of such Net Proceeds in the CCF Account (so long as (x) the aggregate amount of Net Proceeds from all Prepayment Events during any fiscal year of Holdings deposited in the CCF Account does not exceed $10,000,000 (it being understood that (A) if $10,000,000 exceeds the amount of deposits made during any fiscal year pursuant to this clause (i), such excess may be carried forward to the next (but no other) fiscal year and (B) any amounts deposited into the CCF Account pending the consummation of any application pursuant to the immediately succeeding clause (ii) shall not be counted toward such $10,000,000 limit (after giving effect to any carry forward)) and (y) no Event of Default has occurred and is continuing), or (ii) apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days (or within 730 days for the portion of the proceeds (if any) that are used to finance the construction of a Vessel (and are designated for such purpose in such certificate)) after receipt of such Net Proceeds, to acquire Vessels, real property, equipment or other assets to be used (or which are useful) in the business of Holdings and its subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable); provided that if any such Net Proceeds therefrom have not been so deposited or applied by the end of such 365-day (or 730-day, as the case may be) period, a prepayment and, if applicable, commitment reductions in accordance with Section 2.11(g) shall be required in an amount equal to such Net Proceeds that have not been so deposited or applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 26, 2005 or, if the Specified IPO is consummated, the 2006 fiscal year of Borrowers, the Borrowers will prepay Tranche C Term Loan Borrowings or Revolving Loans with a corresponding commitment reduction to the Revolving Commitments in an aggregate amount equal to 75.00% of Excess Cash Flow for such fiscal year in accordance with Section 2.11(g); provided that if (x) the Leverage Ratio at the end of any such fiscal year is less than 3.75 to 1.00 or (y) the Specified IPO has been consummated, the “75.00%” referred to in this clause (d) shall be deemed to be “50.00%”. Each prepayment pursuant to this paragraph shall be made on or before the 105th day after the end of such fiscal year.

(e) Prior to, or simultaneously with, any optional or, subject to Sections 2.11(c) and (d), mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked or extended in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably (in accordance with the Lenders’ pro rata share of the Loans) to the Loans included in the prepaid Borrowing. Prepayments shall include accrued interest and other amounts to the extent required by Sections 2.13 and 2.16.

(g) All Net Proceeds and Excess Cash Flow required by Sections 2.11(c) and 2.11(d) to be applied toward prepayments or commitment reductions, shall be applied first, to the outstanding Tranche C Term Loans and, second, to the extent that all outstanding Tranche C Term Loans shall have been repaid in full, to repay Revolving Loans with a corresponding reduction of Revolving Commitments, in each case without premium or penalty (but including payments, if any, as provided in Section 2.16) in accordance with the other provisions hereof.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate set forth in the definition thereof under the column entitled “Commitment Fee Rate” on the average daily unused amount of the Revolving Commitment of such Lender during the Revolving Availability Period. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the second such date to occur after the Effective Date and on the date on which such Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of

360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (a “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate from time to time in effect for purposes of determining the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily amount of its LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the second such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after the Borrower’s receipt of a reasonably detailed written statement therefor. All LC Participation Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, the agency fees payable in the amounts and at the times set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and LC Participation Fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan (assuming, for the purposes of this Section 2.13, that such Loan is an ABR Loan) and (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent (in each case in accordance with the applicable definition thereof), and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be provided promptly after such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, however, that, in the case of a notice received pursuant to clause (b)

above, if the Administrative Agent is able prior to the commencement of such Interest Period to ascertain, after using commercially reasonable efforts to poll the Lenders giving such notice, that a rate other than the Alternate Base Rate would adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall notify the Borrower of such alternate rate and the Borrower may agree by written notice to the Administrative Agent prior to the commencement of such Interest Period to change the Applicable Rate for the Loans included in such Borrowing for such Interest Period to result in an interest rate equal to such alternate rate, in which case such increased Applicable Rate shall apply to all the Eurocurrency Loans included in the relevant Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.17) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender, any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.15 and the calculation of such claim by such Lender or such Issuing Bank or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) other than the failure to borrow, convert or continue a Eurocurrency Loan as a result of Section 2.14, the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the actual loss (but not lost profits), cost and expense attributable to such event. In the case of a Eurocurrency Loan, such actual loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for the period from the date of such event to the last day of the then current Interest Period therefor at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable law; provided that if any of the Loan Parties shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after a written demand therefor accompanied by the documentation set forth in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. The Lender or any Issuing Bank, as the case may be, shall deliver to the Loan Parties (with a copy to the Administrative Agent) a copy of the receipt issued by a Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Loan Parties.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Loan Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender agrees to deliver to the Loan Parties (with a copy to the Administrative Agent) on or prior to the later of the date such Foreign Lender becomes a party to this Agreement or the Amendment Effective Date

(i) two duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the U.S. is a party and indicating that such Lender is entitled to receive payments hereunder free from withholding of U.S. Federal income tax;

(ii) two duly completed copies of IRS Form W-8ECI; or

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit J and two duly completed copies of IRS Form W-8BEN.

In addition, each Foreign Lender agrees that it will deliver to any Loan Party, upon the reasonable request of such Loan Party or the Administrative Agent, updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of the Foreign Lender to a continued exemption from withholding tax with respect to payments under this Agreement and under any Loan Document, but only if the Foreign Lender is legally entitled to do so. Each Foreign Lender also agrees it shall deliver updated forms and documentation promptly upon a change in circumstances of the Foreign Lender which renders the forms previously provided obsolete or invalid.

(f) Any Lender that is a U.S. Person shall deliver to the Loan Parties (with a copy to the Administrative Agent) a duly completed and signed IRS Form W-9 (or successor form) establishing that the Lender is a U.S. Person and is not subject to U.S. backup withholding.

(g) If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable judgment, that it has received a net refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall reimburse the portion of such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund) that it determines in good faith will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment by such Loan Party had not been required (taking into account all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and any Taxes on such refund); provided that any Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party to the Administrative Agent, such Lender or such Issuing Bank (any interest with respect thereto due to the relevant Governmental Authority) in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Parties or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) not later than the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, not later than 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Tranche C Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Tranche C Term Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Tranche C Term Loans or participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Tranche C Term Loans or participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant other than to the Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers each consent to the foregoing and agree, to the extent each may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender to the extent directly attributable to any such designation or assignment, so long as such costs and expenses are invoiced to the Borrower within 30 days of such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if (i) any Lender defaults in its obligation to fund Loans hereunder or (ii) if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not already a Lender of such Class, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Initial Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and such Lender shall be released from all obligations hereunder and (iii) the Borrowers shall pay any reasonable out-of-pocket processing fees directly attributable to any assignment that any Non-Consenting Lender is required to make under this Section 2.19(b), so long as such costs and expenses are invoiced to the Borrower within 30 days of such assignment; provided further that in the case of a Non-Consenting Lender, the Borrower may only require such Lender to assign and delegate all its interests, rights and obligations under this Agreement to an assignee in accordance with this Section 2.19(b) to the extent it requires all Non-Consenting Lenders to assign and delegate all their respective interests, rights and obligations under this Agreement to assignees in accordance with this Section 2.19(b).

SECTION 2.20. Tranche C Term Loans. (a) Subject to the terms and conditions hereof, each Original Lender with a Tranche B Term Loan (other than a Reduced Lender) who executes and delivers a counterpart of this Agreement severally agrees to exchange its Tranche B Term Loans for a like outstanding principal amount of Tranche C Term Loans on the Amendment Effective Date, which exchange shall be deemed to be the making of a Tranche C Term Loan by such Lender for such amount.

(b) The Borrower shall prepay all Tranche B Term Loans of (i) Original Lenders that do not execute and deliver a counterpart of this Amendment and Restatement on or before the Amendment Effective Date and (ii) the Reduced Lenders, in each case with a portion of the gross proceeds of such Tranche C Term Loans and, by its signature hereof, each Lender exchanging its Tranche B Term Loan for a Tranche C Term Loan and each Reduced Lender consents to such prepayment. Any such prepayment may be effected on the Amendment Effective Date without regard to any notice requirement, minimum principal amount or pro rata allocation provision otherwise applicable thereto under this Agreement.

(c) Each Reduced Lender who executes and delivers a counterpart of this Agreement and agrees to a prepayment of its Tranche B Term Loan shall be deemed to have made Tranche C Term Loans in an amount equal to its Tranche C Term Loan Commitment.

(d) The Borrower shall pay all accrued and unpaid interest under the Original Credit Agreement on the Tranche B Term Loans to the Original Lenders holding Tranche B Term Loans on the Amendment Effective Date and any breakage loss or expense under Section 2.13 of this Agreement. On the Amendment Effectiveness Date, the Tranche B Term Loans shall be deemed paid in full and discharged.

(e) The holders of the Tranche C Term Loans shall be entitled to the same guarantees and security interests pursuant to the Security Agreement and the other Security Documents from and after the Amendment Effective Date as the benefits which the holders of the Tranche B Term Loans had been entitled immediately prior to the Amendment Effective Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Lenders that:

SECTION 3.01. Organization and Power. Except for the Disclosed Matters, each Loan Party and each of its subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) has all requisite power and authority and all governmental rights, qualifications, permits, licenses and franchises necessary to own, operate or lease its properties and assets as now owned, operated or leased and to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party, except, in the case of this clause (b), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where the nature of property owned or leased by it or the conduct of its business requires such qualification or license, except, in the case of this clause (c), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. The Transactions to be entered into by each Loan Party are within such Loan Party’s power (to the extent such Loan Party is a party thereto) and have been duly authorized by all necessary corporate, limited liability company or other action (to the extent such Loan Party is a party thereto) and, if required, shareholder or member action, and do not and will not:

(a) conflict with or result in any breach, default or contravention (with or without notice or lapse of time or both) of any Organization Document of such Loan Party;

(b) conflict with or result in any breach, default or contravention (with or without notice or lapse of time or both) of, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation of such Loan Party under any material Contractual Obligation to which any of the Loan Parties is a party or by which it or any of its property is bound, except to the extent that any such breach, default or contravention, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(c) violate any Requirement of Law, except to the extent that any such breach, default or contravention, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or

(d) result in the creation or imposition of any Lien on any asset of such Loan Party, except for Liens permitted under Section 6.02.

SECTION 3.03. Governmental Authorization. Other than the Disclosed Matters, no approval, consent, exemption, order, authorization or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the Transactions, except such as have been obtained or made and are in full force and effect and filings necessary to perfect Liens created under the Loan Documents.

SECTION 3.04. Binding Effect. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which such

Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05. Compliance with Laws and Agreements. Each Loan Party and each of its subsidiaries is in compliance in all material respects with all Requirements of Law applicable to it or its property except such failures to be in compliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.06. Litigation. Other than the Disclosed Matters, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Holdings, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Loan Parties or any of their subsidiaries or any of their respective properties:

(a) that pertain to this Agreement, any other Loan Document or, as of the Amendment Effective Date, the Transactions; or

(b) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court, arbitrator or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the Transactions not be consummated as herein or therein provided. Since the Amendment Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. No Default. No Default or Event of Default has occurred and is continuing. As of the Amendment Effective Date, no Loan Party or subsidiary thereof is in default under or with respect to any material Contractual Obligation in any respect that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or that would, if such default had occurred on or after the Amendment Effective Date, create a Default or Event of Default under Article VII.

SECTION 3.08. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Administrative Agent true and complete copies of its (i) consolidated balance sheet and related statements of earnings, owner’s equity and cash flows as of and for the fiscal years ended December 26, 2004, December 21, 2003 and December 27, 2002, reported on by Ernst & Young LLP, independent public accountants, (ii) consolidated balance sheet and related statements of earnings and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 21, 2004, and (iii) consolidated balance sheet and related statements of earnings and cash flows as of and for (A) each fiscal month after the most recent fiscal period for which financial statements were received by the Original Lenders as described in clause (i) or (ii) above and ended at least 30 days before the Effective Date and (B) the

12 month period ended on the date of the closing of the first financial reporting period of Holdings ending on or after March 21, 2004. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (iii) above.

(b) Holdings has heretofore furnished to the Administrative Agent its pro forma consolidated balance sheet as of the Effective Date prepared giving effect to the Transactions as if such Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith and, subject to purchase accounting adjustments, based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions were believed by Holdings to be reasonable at the time when made), (ii) is based on the best information available to Holdings after due inquiry, (iii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings and its consolidated subsidiaries on a consolidated basis as of such date, as if the Transactions had occurred on such date.

(c) As of the Effective Date, except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters and the Disclosed Environmental Matters, after giving effect to the Transactions and immediately following the making of each Loan hereunder, none of the Loan Parties or any of their subsidiaries has any material contingent liabilities.

(d) Since December 21, 2004, nothing has had or is reasonably likely to have a Material Adverse Effect.

SECTION 3.09. Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 5.13. None of the Loan Parties or any of their subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 3.10. Title to Properties. (a) Each of the Loan Parties and each of their subsidiaries has good and marketable title to, or valid leasehold interests in, all real and personal property necessary to the conduct of its business as currently conducted, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes and other encumbrances permitted by Section 6.02. The property of the Loan Parties and their subsidiaries is subject to no Liens, other than Liens permitted by Section 6.02 or as could not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.10(b) sets forth the address of all real property that is owned or leased by any Loan Party or any of its subsidiaries as of the Amendment Effective Date other than any leased real property where the annual base rental obligation is less than $1,000,000.

(c) Schedule 3.10(c)(i) sets forth as of the Amendment Effective Date for each Vessel, (i) its name, (ii) its owner, (iii) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered or operated by a Loan Party or any of its subsidiaries as of the Amendment Effective Date, (iv) its official number and call sign, (v) its registration and flag, (vi) its vessel type, (vii) its class description, (viii) the name of its classification society, (ix) the shipyard and year in which the Vessel was constructed, and (x) any applicable Chartered Vessel Documents. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and their subsidiaries own or are licensed or otherwise have the right to use all Vessels. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Vessel (A) is adequate and suitable for use by such Loan Party or any of its subsidiaries in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (B) is seaworthy for hull and machinery insurance warranty purposes; (C) is insured in accordance with each of the arrangements pursuant to which the Vessel is chartered or operated by the Borrower as set forth in Schedule 3.10(c)(i); (D) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; (E) is in compliance with all Federal, state, local or foreign statutes, laws, regulations, ordinances, rules, judgments, orders, code and decrees, or rule of common law (including Environmental Laws) as are applicable to Vessels documented under U.S. flag and operated in the manner operated by a Loan Party or such subsidiary in accordance with past practice; and (F) is, assuming in the case of Chartered Vessels only that the relevant owner participant and the relevant owner trustee under the applicable Chartered Vessel Documents are “citizens of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 App. U.S.C. § 802), specifically including subsection (c) of such section, qualified to operate in the coastwise trade of the United States, properly documented and is in compliance with the requirements of its present class and classification society. Except as set forth in Schedule 3.10(c)(ii), as of the Amendment Effective Date, all class certificates and national and international certificates of the Vessels are clean and valid and free of recommendations affecting class.

SECTION 3.11. Taxes. Each of the Loan Parties and each of their subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it which have become due, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or the applicable subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (c) such contest effectively suspends enforcement of any Lien securing such obligation.

SECTION 3.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The total present value of accrued benefits under the Plans (calculated in accordance with the actuarial principles and practices recommended in the Actuarial Standards Board’s Actuarial Standard of Practice No. 4) did not, as of the date of the most recent actuarial valuation report (or, if applicable, the most recent financial statements) reflecting such amounts, exceed the market value of the assets of such Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Environmental Matters. (a) Except for the Disclosed Environmental Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received, to the knowledge of the Loan Parties after due inquiry, written notice of any claim with respect to any Environmental Liability.

(b) Except for the Disclosed Environmental Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences related to any real property currently or, to the knowledge of the Loan Parties after due inquiry, formerly owned or operated by any Loan Party on, to the knowledge of the Loan Parties, any property adjoining or in the vicinity of such real property that could reasonably be expected to (i) give rise to any claim for Environmental Liability against any Loan Party or (ii) cause such real property to be subject to any restrictions such as Liens, deed restrictions or institutional controls on the ownership, occupancy, use or transferability of such real property by any Loan Party under any Environmental Law.

(c) Since the Effective Date, there has been no change in the status of any of the Disclosed Environmental Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.14. Regulated Entities. None of the Loan Parties or the Persons Controlling Holdings or any of its subsidiaries is an “Investment Company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties or any of their subsidiaries is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.15. Intellectual Property. To the knowledge of the Loan Parties the Loan Parties and their subsidiaries own or are licensed or otherwise have the right to use all Intellectual Property that is reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where such failure to own or license or such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings, no material slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any subsidiary of a Loan Party infringes upon any rights held by any other Person except where such infringements, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened in writing which, in either case, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16. Subsidiaries. As of the Amendment Effective Date, there are no subsidiaries of Holdings other than those listed in part (a) of Schedule 3.16 hereto and Holdings has no equity investments in any other Person other than those listed in part (b) of Schedule 3.16. Part (c) of Schedule 3.16 identifies each subsidiary of Holdings that is a Loan Party as of the Amendment Effective Date.

SECTION 3.17. Full Disclosure. None of the information, whether written or oral, given at information meetings for Lenders or Original Lenders, the Information Memorandum, nor any of the other written reports, financial statements, certificates or other written information, supplied or approved by or on behalf of any Loan Party to the Administrative Agent or any Lender or Original Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (when furnished and as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable (i) at the time such projected financial information was prepared and (ii) on the date of the Information Memorandum.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their subsidiaries as of the Amendment Effective Date. As of the Amendment Effective Date, all premiums required to be paid in respect of such insurance have been paid and such insurance is in full force and effect, to the knowledge of the Loan Parties, is enforceable against the applicable issuer in all material respects and will not terminate or lapse as a result of the Transactions. As of the Amendment Effective Date, Holdings has not received (i) any written notice of cancellation as of the Amendment Effective Date of any policy of insurance listed on Schedule 3.18, (ii) any written notice that any issuer of such insurance policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidation or has been liquidated, or (iii) any other written notice that such insurance policy is no longer in full force or effect in all material respects or that the issuer of any such insurance policy is no longer willing or able to perform its obligations thereunder in all material respects. Holdings believes that the insurance maintained by or on behalf of the Loan Parties and their subsidiaries is adequate.

SECTION 3.19. Labor Matters. As of the Amendment Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any subsidiary of a Loan Party pending or, to the knowledge of Holdings, threatened, except for such strikes, lockouts or slowdowns that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except where such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the Amendment Effective Date, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any subsidiary of a Loan Party is bound except where such rights, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.20. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan hereunder and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.21. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement). When (i) financing statements or other filings specified on Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate with respect to such Collateral and (ii) if applicable, certificates representing such Collateral are delivered to the Collateral Agent, security interests established by the Collateral Agreement shall constitute a perfected security interest in all right, title and interest of the grantors thereunder in such Collateral and the proceeds thereof to the extent required in the Collateral Agreement and to the extent that such filing or possession by the Collateral Agent may perfect such interest, in each case prior in right to any other Person other than Persons holding Liens permitted by Section 6.02.

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agreement and such financing statements shall constitute a perfected security interest in all right, title and interest of the grantors in the Intellectual Property (as defined in the Collateral Agreement and to the extent that such filing or possession by the Collateral Agent may perfect such interest), in each case prior in right to any other Person other than Persons holding Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Amendment Effective Date).

(c) The Real Property Mortgages, if any, entered into after the Amendment Effective Date pursuant to Section 5.14 or 5.15 shall be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Real Properties covered thereby and proceeds thereof, and when the Real Property Mortgages are filed in the proper real estate filing offices, each Real Property Mortgage shall constitute a perfected Lien on, and security interest in, all right, title and interest of Loan Parties in the Mortgaged Real Property covered thereby and the proceeds thereof to the extent required in the applicable Real Property Mortgage, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

(d) Each Vessel Mortgage, as amended by each Vessel Mortgage Amendment, in favor of the Mortgage Trustee, for the benefit of the Secured Parties, is effective to create a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the whole of the Mortgaged Vessels covered thereby and the proceeds thereof, and when the Vessel Mortgages and Vessel Mortgage Amendments are filed for recording with the National Vessel Documentation Center of the United States Coast Guard, each Vessel Mortgage shall constitute a first “preferred mortgage” on the Mortgaged Vessels covered thereby in favor of the Mortgage Trustee for the ratable benefit of the Secured Parties under Chapter 313 of Title 46 of the United States Code, as amended, having the effect and with the priority provided in such Act in each case prior and superior in right to any other Person other than with respect to the rights and Persons pursuant to Liens permitted by Section 6.02.

(e) Each Assignment of Insurance is effective to create in favor of the Mortgage Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the insurances covered thereby and, when notices of assignment in appropriate form are given, in respect of such insurances, to all brokers, insurance companies and underwriters with or through whom any policies or entries relating to such insurances or any part thereof are effected, each Assignment of Insurance shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of grantors thereunder in such insurance and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

(f) Each Assignment of Earnings is effective to create in favor of the Mortgage Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the earnings covered thereby and, when notices of assignment in appropriate form are given, in respect of such earnings, to all debtor parties and financing statements in appropriate form are filed, each Assignment of Earnings shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of grantors thereunder in such earnings, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

SECTION 3.22. Acquisition Documents; Representations and Warranties in Acquisition Agreement. The Original Lenders had been furnished true and complete copies of each Transaction Document to the extent executed and delivered on or prior to the Effective Date.

SECTION 3.23. Qualification. Each of the Loan Parties is (a) a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 App. U.S.C. § 802), specifically including subsection (c) of such section, qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with such Loan Party’s business and (b) if it is the owner of a Vessel, eligible to act as an owner in respect of United States-flag Vessels pursuant to 46 U.S.C. § 12102, as amended, and any regulations thereunder.

SECTION 3.24. Anti-Terrorism Law. (a) No Loan Party and, to the knowledge of each Loan Party, none of its Affiliates is in violation of any material laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Loan Parties, no agent of any Loan Party (excluding any Agent, Lender, Swingline Lender or Issuing Bank) acting directly at the request of any Loan Party in connection with the Loans is any of the following (and, in the case of any agent, as of the date such Person is acting at the request of any Loan Party):

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; or

(iii) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

ARTICLE IV

CONDITIONS

SECTION 4.01. Conditions to Effectiveness of the Original Credit Agreement. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit prior to the Amendment Effective Date were not effective until the date on which each of the following conditions was satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of the Original Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which included telecopy or other electronic transmission of a signed signature page of the Original Credit Agreement) that such party has signed a counterpart of the Original Credit Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of (i) Schulte Roth & Zabel LLP, counsel for the Borrower, substantially in the form of Exhibit K-1, and (ii) Seward & Kissel LLP, special maritime counsel for the Borrower, substantially in the form of Exhibit K-2.

(c) The Administrative Agent shall have received each of the items referred to in clause (i) or (ii) below:

(i) a certificate of the Secretary or an Assistant Secretary of each Loan Party signed on behalf of such Loan Party dated the Effective Date and certifying:

(A) that attached thereto are (x) true and complete copies of each Organization Document of such Loan Party as in effect on the Effective Date and at all times since a date (or time, to the extent adopted on the same date as the resolutions described in clause (B) below) prior to the date (or time, as applicable) of the resolutions described in clause (B) below, certified, in the case of the certificate or articles of incorporation of a corporation and certificate of formation of a limited liability company, by the Secretary of State of the jurisdiction of its organization as of a recent date prior to the Effective Date, and (y) a certificate as to the good standing of such Loan Party as of a recent date prior to the Effective Date;

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date; and

(C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection therewith on behalf of such Loan Party; and

(ii) for each Loan Party, a certificate of an officer other than the Secretary or Assistant Secretary executing the Certificate pursuant to clause (i) above as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President of the Borrower or a Financial Officer on behalf of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel for the Agents and (b) such other local counsel and special counsel (including admiralty counsel) as may be required in the reasonable judgment of the Administrative Agent) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Collateral Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer on behalf of the Borrower, together with all attachments contemplated thereby, including (A) the results of a search of the Uniform

Commercial Code (or equivalent) tax and judgment lien filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or appropriate arrangements reasonably acceptable to the Administrative Agent have been made therefor and (B) the results of a search of the records of the National Vessel Documentation Center of The United States Coast Guard for each Vessel owned by any Loan Party together with copies of each such Vessel’s current certificate of documentation and copies of the documents disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such documents are permitted by Section 6.02 or have been released or appropriate arrangements reasonably acceptable to the Administrative Agent have been made therefor.

(g) The Collateral Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) (i) The Acquisition shall have been, or simultaneously with the initial funding of Loans on the Effective Date shall have been, consummated as contemplated by the Acquisition Agreement in all material respects and all material conditions precedent to the consummation of the Acquisition shall have been satisfied or, with the prior approval of the Arrangers, waived;

(ii) The Borrowers shall have received not less than $250,000,000 in gross proceeds from the issuance and sale of the High Yield Notes;

(iii) The Equity Financing shall have been consummated on terms and conditions reasonably satisfactory to the Arrangers; and

(iv) The Refinancing shall have been consummated in full to the satisfaction of the Arrangers with all liens in favor of the any agent or lender under the Existing Credit Agreement being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(i) The Borrower and each subsidiary of Holdings shall be qualified as a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 App. U.S.C. § 802, specifically including subsection (c) of such section, qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with the Borrower’s or such subsidiary’s business.

(j) The Chartered Vessel Documents shall be in full force and effect and shall be in the form previously approved by the Administrative Agent (without giving effect to any material amendments or waivers that are adverse to the Lenders to or of such documents not approved by the Administrative Agent). The Administrative Agent shall have received copies of all material Chartered Vessel Documents, certified by an officer of the Borrower as complete and correct.

(k) The Transaction Costs shall not exceed $29,000,000.

(l) After giving effect to the Transactions, Holdings and its subsidiaries shall have no outstanding Indebtedness or preferred Equity Interests other than (a) the Loans, (b) Capital Lease Obligations in an aggregate amount not to exceed $800,000 and (c) the Indebtedness set forth in Schedule 6.01. The material terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Administrative Agent.

(m) The Administrative Agent shall have received all financial statements and information referred to in Section 3.08, which information shall not be materially inconsistent with the information and forecasts previously provided to the Administrative Agent and which shall otherwise be satisfactory to the Administrative Agent.

(n) There shall be no litigation, arbitration, or administrative proceeding or consent decree that could reasonably be expected to have a Material Adverse Effect.

(o) The Administrative Agent shall have received a solvency certificate in the form of Exhibit L, dated the Effective Date and signed by a Financial Officer on behalf of the Borrower.

(p) All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required (it being understood that third party approvals or consents and approvals of Governmental Authorities related to ports shall only be required to the extent the failure to obtain such approval or consent could reasonably be expected to have a Material Adverse Effect), all applicable waiting or appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action that could reasonably be expected to restrain or prevent the Transactions, and the Administrative Agent shall have received copies (or other evidence satisfactory to the Administrative Agent) of such approvals and consents.

(q) A Financial Officer shall have delivered a certificate on behalf of the Borrower, in form and substance reasonably satisfactory to the Arrangers, showing that the Leverage Ratio, as of the most recent fiscal quarter of Holdings ending at least 30 days prior to the Effective Date, is not greater than 5.0 to 1.0.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on any date, and of the Issuing Banks to issue, increase, renew or extend any Letter of Credit on any date, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (or in the case of such representations and warranties that are not qualified as to materiality, true and correct in all material respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or in the case of such representations and warranties that are not qualified as to materiality, true and correct in all material respects) on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, increase, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, increase, extension or renewal of such Letter of Credit as required by Section 2.05(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.04(b).

(d) In the case of a Revolving Borrowing, immediately prior to giving effect to such Revolving Borrowing, the sum of unrestricted cash constituting collected and available balances in deposit accounts and Permitted Investments (other than cash and Permitted Investments in the CCF Account, designated for reinvestment pursuant to Section 2.11(c) or deposited into the cash collateral account described in Section 2.05(j)) of the Loan Parties minus the aggregate amount of all accounts and trade payables and other liabilities (including, without limitation, payment of principal, interest and/or fees on any Indebtedness) due and payable within 180 days of the date of such Revolving Borrowing shall not exceed $15,000,000 (it being agreed that the condition set forth in this clause (d) shall only apply to a request for a Revolving Borrowing and not to the issuance, renewal or extension of any Letter of Credit or a Borrowing made to satisfy any LC Exposure).

Each funding of Loans and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03 Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement shall be subject to, and occur upon the date of (the “Amendment Effective Date”), the satisfaction of each of the conditions precedent set forth below.

(a) No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (or in the case of such representations and warranties that are not qualified as to materiality, true and correct in all material respects) on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or in the case of such representations and warranties that are not qualified as to materiality, true and correct in all material respects) on and as of such earlier date).

(c) The Collateral and Guarantee Requirement shall have been satisfied and the Collateral Agent shall have received a completed Perfection Certificate dated the Amendment Effective Date and signed by a Financial Officer on behalf of the Borrower, together with all attachments contemplated thereby, including (A) the results of a search of the Uniform Commercial Code (or equivalent) lien filings made with respect to the Loan Parties in the jurisdiction of organization of each such Loan Party and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or appropriate arrangements reasonably acceptable to the Administrative Agent have been made therefor and (B) the results of a search of the records of the National Vessel Documentation Center of The U.S. Coast Guard for each Vessel owned by any Loan Party together with evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such records are permitted by Section 6.02 or have been released or appropriate arrangements reasonably acceptable to the Administrative Agent have been made therefor.

(d) The Administrative Agent shall have received (i) opinions and certificates dated the Amendment Effective Date, in form and substance substantially similar to those delivered pursuant to Sections 4.01(b) and (c) and (ii) a certificate of a Financial Officer to the effect that neither the H-Lines Finance Discount Notes nor the High Yield Notes have been amended, modified, supplemented or otherwise changed since the original issuance thereof.

(e) All of the reasonable fees and expenses of special counsel for the Agents in connection with this Agreement shall have been paid in full.

(f) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(g) The Administrative Agent shall have received updated schedules to this Agreement, which schedules, to the extent modified from the schedules delivered on the Effective Date, shall be reasonably satisfactory to the Administrative Agent.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been (and continue to be) cash collateralized on terms and conditions satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Loan Parties, jointly and severally, covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements. The Borrower will furnish to the Administrative Agent for distribution to Lenders:

(a) within 90 (or, for the 2004 fiscal year), 120) days (or such shorter period as the SEC shall specify for the filing of annual reports of Holdings on Form 10-K) after the end of each fiscal year of Holdings, (i) its audited consolidated balance sheet and related statements of earnings, owner’s equity and cash flows as of the end of and for such year, setting forth in each case, commencing with the 2005 fiscal year, in comparative form the figures as of the end of and for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied and (ii) a management’s discussion and analysis of financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts; provided that if a Form 10-K shall be timely filed by Holdings with the SEC in respect of any fiscal year of Holdings, the delivery at or before the time the materials in this clause are required to be provided in respect of such period of such Form 10-K to the Administrative Agent in electronic format shall satisfy the requirements of this Section 5.01(a) for such fiscal year insofar as the information required to be furnished pursuant to this Section 5.01(a) is included in such Form 10-K; and

(b) Commencing with the fiscal quarter ending September 20, 2004, within 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports of Holdings on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (i) its unaudited consolidated balance sheet and related statements of earnings, owner’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, commencing with the fiscal quarter ending September 20, 2004, in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries on a consolidated basis as of such dates for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts; provided that if a Form 10-Q shall be timely filed by Holdings with the SEC in respect of any fiscal quarter of Holdings, the delivery at or before the time the materials in this clause are required to be provided in respect of such period of such Form 10-Q to the Administrative Agent in electronic format shall satisfy the requirements of this Section 5.01(b) for such fiscal quarter insofar as the information required to be furnished pursuant to this Section 5.01(b) is included in such Form 10-Q.

SECTION 5.02. Certificates; Other Information. The Borrower will furnish to the Administrative Agent:

(a) concurrently with any delivery of financial statements under clause (a) or (b) of Section 5.01, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken by or on behalf of the Borrower with respect thereto, (ii) setting forth reasonably detailed calculations (with a reconciliation to the financial statements for such period, as appropriate) demonstrating compliance with the Financial Covenants, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings’ audited financial statements referred to in Section 3.08 that affects any Loan Party and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) identifying any changes of the type described in Section 5.04 that have not been previously reported to the Administrative Agent by the Borrower;

(b) concurrently with any delivery of financial statements under clause (a) of Section 5.01, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12 or 6.13 (which certificate may be limited to the extent required by accounting rules, guidelines or practice); provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any such Default;

(c) within 30 days after the commencement of each fiscal year of Holdings (i) a reasonably detailed consolidated budget for such fiscal year, broken down by quarter and including a projected consolidated balance sheet and related statements of projected earnings and cash flows as of the end of and for each such fiscal quarter and year (and setting forth the assumptions used for purposes of preparing such budget and calculations) and, promptly when available, any significant revisions of each such budget and (ii) for fiscal year 2005, projected calculations of the Financial Covenants based on the 2005 budget as of the end of each fiscal quarter of 2005 (it being understood that the Loan Parties make no representation or warranty with respect to the information under this clause (ii));

(d) promptly after the same become publicly available, notice that any periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or with any national securities exchange are available;

(e) promptly following any request therefor, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by Holdings or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by Holdings or any of its subsidiaries) as the Administrative Agent shall reasonably request;

(f) promptly upon consummation of the Specified IPO, notice of the occurrence thereof; and

(g) promptly following any request therefor, such other information regarding the financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.03. Notices. The Borrower will, upon obtaining knowledge thereof, promptly furnish to the Administrative Agent written notice:

(a) of the occurrence of any Default;

(b) of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Loan Party that could reasonably be expected to result in a Material Adverse Effect;

(c) of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Loan Parties in an aggregate amount exceeding $5,000,000;

(d) of the attachment, levy upon or taking into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority of any Mortgaged Vessel; and

(e) of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Borrower executed on behalf of the Borrower by an officer responsible for the matter described in such notice setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by or on behalf of the Borrower with respect thereto.

SECTION 5.04. Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s legal name, as reflected in its Organization Documents, (ii) in any Loan Party’s jurisdiction of organization, type of organization or corporate structure, (iii) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization and (iv) in any Loan Party’s mailing address.

SECTION 5.05. Preservation of Organizational Existence, Etc. (a) Each Loan Party will, and will cause each of its subsidiaries to (i) preserve and maintain in full force and effect its existence and good standing under the laws of the jurisdiction of its organization and (ii) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses, franchises and contracts except for such failures that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.05 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted by Section 6.05.

(b) Borrower and each of its subsidiaries shall at all times remain (x) a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 App. U.S.C. § 802), specifically including subsection (c) of such section, qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with its business and (y) if it is the owner of a Vessel, eligible to act as an owner in respect of United States-flag Vessels pursuant to 46 U.S.C. § 12102, as amended, and any regulations thereunder.

SECTION 5.06. Maintenance of Property. Each Loan Party will maintain and preserve, and will cause each of its subsidiaries to maintain and preserve, all its property that is necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof.

SECTION 5.07. Insurance. Each Loan Party will maintain, and will cause each of its subsidiaries to maintain, with financially sound and reputable independent insurers, (a) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability insurance and property and casualty insurance and (b) all insurance required to be maintained by the Security Documents. Upon request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Payment of Obligations. Each Loan Party will, and will cause each of its subsidiaries to, pay its material Tax liabilities, before the date upon which penalties attach thereto, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or the applicable subsidiary has set aside on its books adequate reserves with respect thereto if and to the extent required by GAAP and (c) such contest effectively suspends the enforcement of any Lien securing such obligation.

SECTION 5.09. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any casualty, Event of Loss or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents and this Agreement.

SECTION 5.10. Compliance with Laws. Each Loan Party will comply in all respects, and will cause each of its subsidiaries to comply in all respects, with all Requirements of Law applicable to it or its property (including the Federal Fair Labor Standards Act), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Inspection of Property and Books and Records. Each Loan Party will maintain, and will cause each of its subsidiaries to maintain, proper books of record and account, in which materially true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party and such subsidiary. Each Loan Party will permit, and will cause each of its subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in each case, other than (x) materials and affairs protected by the attorney-client privilege and (y) unless the Administrative Agent or such Lender agrees to be bound by such obligations, materials which such Loan Party or any of its subsidiaries may not disclose without violation of confidentiality obligations binding upon it, all at the expense of such Loan Party and at reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to such Loan Party; provided, however, that unless an Event of Default has occurred and is continuing, (a) the Loan Parties shall only be required to bear the expense of such inspections once per year, (b) the Borrower and the Administrative Agent or such Lender shall each cooperate so that such visit does not materially disrupt the normal operations of such Loan Party, (c) each Lender coordinates any such visit through the Administrative Agent and (d) no copies of any corporate, financial or operating records of any Loan Party may be made by any Lender during any such visit.

SECTION 5.12. Environmental Laws. (a) Each Loan Party will, and will cause each of its subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent that all such instances of noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will promptly and, in any event, within ten Business Days after obtaining knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate and taking into consideration any Disclosed Environmental Matters, could reasonably be expected to result in a Material Adverse Effect), furnish the Administrative Agent written notice of:

(i) any pending or threatened claim for Environmental Liability against any Loan Party or any real property currently or formerly owned or operated by any Loan Party;

(ii) any condition or occurrence on any real property currently or formerly owned or operated by any Loan Party that (A) results in material noncompliance by any Loan Party with any Environmental Law or (B) could reasonably be anticipated to form the basis of a claim for Environmental Liability against any Loan Party or any such real property;

(iii) any condition or occurrence on any real property currently or formerly owned or operated by any Loan Party that could reasonably be anticipated to cause such real property to be subject to any material restrictions such as Liens, deed restrictions or institutional controls under any Environmental Law on the ownership, occupancy, use or transferability by any Loan Party, as the case may be, of its interest in such real property; and

(iv) the taking of any removal, remedial or corrective action in response to the presence of any Hazardous Material on any real property currently or formerly owned or operated by any Loan Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial, corrective or other response action and the response thereto. In addition, the Borrower agrees to provide the Administrative Agent with copies of all material written communications by or to any Loan Party with or from any Person relating to any of the matters set forth in clauses (i) - (iv) above, and such detailed reports relating to any of the matters set forth in clauses (i) - (iv) above as may reasonably be requested by the Administrative Agent or the Lenders other than (x) communications and reports protected by the attorney-client privilege and (y) unless the Administrative Agent or such Lender agrees to be bound by such obligations, materials which such Loan Party or any of its subsidiaries may not disclose without violation of confidentiality obligations binding upon it.

SECTION 5.13. Use of Proceeds and Letters of Credit. The proceeds of the Tranche C Term Loans borrowed on the Amendment Effective Date will be used solely to repay the outstanding principal amount of the Tranche B Term Loans. The proceeds of the Revolving Loans and Swingline Loans borrowed on or after the Effective Date will be used only for general corporate purposes of the Loan Parties including Permitted Acquisitions and investments permitted pursuant to Section 6.04 (and the payment of fees and expenses in connection therewith). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, U and X. Letters of Credit will be issued only to support obligations of Holdings and its subsidiaries incurred for general corporate purposes.

SECTION 5.14. Additional Subsidiaries. If any additional subsidiary of Holdings (other than a Foreign Subsidiary) is formed or acquired after the Effective Date, Holdings will, promptly after such subsidiary is formed or acquired, notify the Administrative Agent thereof and, promptly after such subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party; provided, however, that to the extent that such subsidiary is created solely for the purpose of consummating a Permitted Acquisition, such subsidiary shall not be required to cause the Collateral and Guarantee Requirement to be satisfied until such Permitted Acquisition is consummated.

SECTION 5.15. Further Assurances. (a) Each Loan Party will, and will cause its subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages (but not leasehold mortgages), deeds of trust and other documents including Real Property Mortgages and Vessel Mortgages) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied in all material respects, all at the expense of the Loan Parties.

(b) If any asset (including (x) any real property and (y) any Vessel) is acquired, chartered in, subchartered in or leased in by any Loan Party after the Effective Date or owned, chartered in, subchartered in or leased in by an entity at the time it becomes a Loan Party (in each case other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof) and the fair market value of the asset so owned is $5,000,000 or greater or the fair market value of the charter, subcharter or lease related to any such chartered, subchartered or leased property is $5,000,000 or greater, Holdings will notify each of the Administrative Agent and the Collateral Agent thereof, and, if reasonably requested in writing by the Collateral Agent or the Required Lenders, Holdings will cause such assets (other than leased real property and chartered vessels) to be subjected to a Lien (which shall be a Vessel Mortgage in the case of an owned Vessel) for the benefit of the holders of the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.15, all at the expense of the Loan Parties; provided that (i) no such Lien need be granted pursuant to this Section 5.15(b) with respect to (A) any real property held by any Loan Party as a lessee under a lease or (B) other assets with respect to which the Collateral Agent determines in its reasonable business judgment that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties and (ii) a Lien need be granted with respect to a chartered in or subchartered in Vessel or other leased in asset only to the extent such Lien may be granted on commercially reasonable terms. For the purposes of the immediately preceding sentence, the fair market value of real property shall include fixtures and improvements.

(c) In the event that, and to the extent, the Shipping Act, 1916, as amended, or 46 App. U. S. C. § 808 (or any successor or similar statute) limits the percentage of the capital stock (held by the any Loan Party) of any existing or subsequently acquired or organized subsidiary of Holdings that may be pledged as Collateral pursuant to the Security Documents, Holdings shall transfer, or cause to be transferred, all interests of such subsidiary in each U.S. documented vessel, whether owned or operated by such subsidiary, to the Borrower if and to the extent the Collateral Agent reasonably determines that such transfer is required so that such limitation on the pledge of such interests in such subsidiary is removed.

SECTION 5.16. Interest Rate Protection. For a period of not less than three years from the Effective Date, or until the Tranche C Maturity Date, if shorter, will maintain in effect, one or more interest rate protection agreements on such other terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 40.00% of Funded Debt, it being agreed that the Indebtedness evidenced by the High Yield Notes is fixed interest Indebtedness.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or have been (and continue to be) cash collateralized on terms and conditions satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Loan Parties, jointly and severally, covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. No Loan Party will, or will permit any of its subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents and any letter of credit application delivered hereunder;

(ii) (A) Indebtedness existing on the Effective Date (other than under the High Yield Notes) and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness that (x) do not increase the outstanding principal amount thereof (plus unpaid accrued interest, customary fees and premium thereon), (y) have a later or equal final maturity and longer or equal weighted average life than the Indebtedness being extended, renewed, refinanced or replaced and (z) the covenants, events of default and other provisions thereof (including any Guarantees thereof) shall be, in the aggregate, not materially less favorable to the Lenders and the applicable Loan Parties than those contained in the Indebtedness being extended, renewed, refinanced or replaced and (B) the High Yield Notes and the Guarantees by any Loan Party of the High Yield Notes (including any notes and Guarantees by any Loan Party issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the High Yield Notes and the Guarantees thereof by any Loan Party) and any extensions, renewals, refinancings and replacements thereof, so long as (a) no Event of Default at the time any such extension, renewal, refinancing or replacement is entered into has occurred and is continuing or would result therefrom and (b) such extension, renewal, refinancing or replacement is unsecured and otherwise complies with all of clauses (x), (y) and (z) of Section 6.01(ii)(A) with respect to such extensions, renewals, refinancings and replacements;

(iii) Indebtedness of any Loan Party to another Loan Party or a subsidiary of Holdings; provided that Indebtedness of any Loan Party to a Person that is not a Loan Party shall be subject to Section 6.04;

(iv) Guarantees by any Loan Party of Indebtedness or other obligations of any other Loan Party or any other subsidiary of Holdings; provided that Guarantees by any Loan Party of Indebtedness or other obligations of any Person that is not a Loan Party shall be subject to Section 6.04;

(v) Indebtedness of any Loan Party incurred to finance the acquisition, construction, maintenance, addition, replacement, refurbishment or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus unpaid accrued interest, customary fees and premium thereon); provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, maintenance, addition, replacement, refurbishment or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000;

(vi) Indebtedness of any Person that becomes a Loan Party after the Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a subsidiary of Holdings and is not created in connection with such Person becoming a Loan Party and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000;

(vii) so long as no Event of Default has occurred, is continuing or would result therefrom, Indebtedness of any Loan Party to finance the acquisition of one new or used Vessel after the Effective Date; provided that the Leverage Ratio immediately prior to and after giving effect to such acquisition is less than 4.00 to 1.00;

(viii) Indebtedness of Holdings or any subsidiary thereof under any Swap Agreement permitted pursuant to Section 6.07;

(ix) Earnouts, indemnities and purchase price adjustments pursuant to the Acquisition or a Permitted Acquisition;

(x) Indebtedness arising pursuant to the terms of the Guarantee and Indemnity Agreement;

(xi) obligations in respect of performance, bid, tender, appeal and surety bonds and completion Guarantees (in each case other than for an obligation for money borrowed) provided for the benefit of a Loan Party in the ordinary course of business;

(xii) Indebtedness in connection with Liens permitted by clause (h) of Section 6.02;

(xiii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with Section 5.08;

(xiv) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(xv) obligations on account of non-current accounts payable incurred in the ordinary course of business which any Loan Party or any subsidiary of such Loan Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(xvi) Indebtedness constituting contingent liabilities arising under, relating to, or in connection with, any employment agreement of any Loan Party or any subsidiary of such Loan Party, in an aggregate principal amount at any time outstanding not to exceed $5,000,000 so long as such Indebtedness is not secured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(xvii) Indebtedness described in Section 6.04(d);

(xviii) Indebtedness consisting of fees and any deferred portion thereof owed under the Management Agreement;

(xix) Indebtedness in respect of employee benefit plans and programs, whether to current or retired employees, including, without limitation, accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental and other health plans and other similar plans providing benefits to employees entered into in the ordinary course of business (but not including Indebtedness under employment agreements);

(xx) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $2,500,000 at any time outstanding;

(xxi) Indebtedness arising from judgments, orders or other awards to the extent not constituting an Event of Default;

(xxii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional issuances of the High Yield Notes (or any extension, renewal, refinancing or replacement thereof that complies with Section 6.01(ii)); provided that the Leverage Ratio immediately prior to and after giving effect to such issuance is less than 4.25 to 1.00;

(xxiii) Indebtedness issued pursuant to Section 6.08(a)(iv); and

(xxiv) other Indebtedness of the Loan Parties and their subsidiaries not secured by any Collateral in an aggregate principal amount not exceeding $10,000,000 (or following consummation of the Specified IPO, $15,000,000), at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, or will permit any of its subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset owned (whether owned as of the Effective Date or acquired thereafter), except:

(a) Liens created under the Loan Documents;

(b) [intentionally omitted];

(c) any Lien on any property or asset of Holdings or any of its subsidiaries existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Holdings or any of its subsidiaries (other than improvements and accessions thereto and proceeds of the property or asset to which such Lien applies) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (plus unpaid accrued interest, customary fees and premium thereon) or result in an earlier maturity date;

(d) any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any of its subsidiaries or existing on any property or asset of any Person that becomes a subsidiary of Holdings after the Effective Date prior to the time such Person becomes a subsidiary of Holdings; provided that (i) such Lien is not created in connection with such acquisition or such Person becoming a subsidiary of Holdings, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings or any of its subsidiaries (other than improvements and accessions thereto and proceeds of the property or assets to which such Lien applies) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a subsidiary of Holdings, as the case may be, and extensions, renewals, refinancings, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus unpaid accrued interest, customary fees and premium thereon) or result in an earlier maturity date;

(e) Liens securing Indebtedness permitted by clause (v) of Section 6.01, so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby is limited to Indebtedness permitted by Section 6.01(v) and (iii) such Liens shall not apply to any other property or assets of Holdings or any of its subsidiaries (other than improvements and accessions thereto and proceeds of the assets to which such Lien applies);

(f) Liens created pursuant to factoring arrangements of accounts receivable of Holdings or any of its subsidiaries pursuant to which Holdings or such subsidiary receives gross proceeds not to exceed $15,000,000 in the aggregate during the term of this Agreement; provided that such gross proceeds represent not less than 80.00% of the aggregate face amount of the accounts receivable so factored pursuant to any such arrangement;

(g) Liens securing Indebtedness incurred pursuant to Section 6.01(xx); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to property of Foreign Subsidiaries;

(h) normal and customary Liens, rights of setoff and recoupment rights upon deposits of cash in favor of banks or other depository institutions relating to due and unpaid bank fees, bank charges, returned checks and chargebacks, and other normal and customary obligations associated with the maintenance of deposit accounts by such banks or other depository institutions;

(i) other Liens on assets other than the Collateral securing Indebtedness or other liabilities in an aggregate amount not to exceed $10,000,000 (or, following consummation of the Specified IPO, $15,000,000), at any time outstanding;

(j) Liens created pursuant to (x) leases and subleases of containers or other equipment (other than Vessels) in the ordinary course of business or (y) charters or subcharters or leases or subleases of Vessels;

(k) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.08;

(l) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Loan Party has set aside on its books adequate reserves with respect thereto to the extent required by GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pension and other social security laws or regulations;

(n) pledges and deposits to secure the performance of bids, trade contracts, insurance contracts, leases, statutory obligations, tender, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(o) judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (l) of Section 7.01;

(p) (i) easements, zoning restrictions, rights-of-way restrictions on the use of real property and defects and irregularities in the title thereto and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings and its subsidiaries, and (ii) any interest or title of a lessor or sublessor in property leased to Holdings and any of its subsidiaries, or any encumbrances on any such interest or title of such lessor, to the extent such lease is permitted hereby;

(q) in the case of Mortgaged Vessels, (i) Liens for crews’ wages remaining unpaid in accordance with reasonable commercial practices; (ii) Liens for salvage (including contract salvage) and general average; (iii) Liens incident to current operations, including, without limitation, Liens for repairs, refurbishments, improvements, replacements or additions (except for crews’ wages, salvage and general average) not more than forty-five (45) days past due; (iv) Liens for the wages of a stevedore when employed directly by the owner, operator, master or any agent of such Vessel; (v) Liens covered by insurance and any deductible applicable thereto; and (vi) Liens for charters or subcharters or leases or subleases; provided that any such Liens described in clause (iii) (other than Liens for necessaries existing on the date of the recording of the applicable Vessel Mortgage, in an aggregate amount not to exceed $2,000,000 at any time outstanding in connection with all Vessel Mortgages) and clause (vi) of this paragraph (q) shall be permitted only to the extent they are subordinate to the Lien of the applicable Mortgage;

(r) Liens (other than Liens permitted pursuant to any other clause of this Section 6.02) filed against any Vessel; provided that Holdings shall cause any such Lien to be removed within 30 days of its or any of its subsidiaries obtaining knowledge thereof except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings or the applicable subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP, (c) such contest effectively suspends the enforcement of such Lien securing such obligation and (d) neither the Vessel nor any interest therein would be in any danger of being sold, forfeited or lost during the pendency of such contest;

(s) any interest or title of a lessor, charterer, sublessor or subcharterer in any Chartered Vessel or container, or any encumbrances on any such interest or title of such lessor, sublessor or similar Person;

(t) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(u) Liens of the Issuing Bank granted pursuant to any letter of credit application made hereunder;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities, other than Liens granted pursuant to the Collateral Agreement and Liens of the issuer of such Pledged Securities.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, or will permit any of its subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any such subsidiary may merge, consolidate, liquidate or dissolve into the Borrower in a transaction in which the Borrower is the surviving corporation; provided that any such merger, consolidation, liquidation or dissolution involving a Person (other than the Borrower) that is not a wholly-owned subsidiary of Holdings immediately prior to such merger, consolidation, liquidation or dissolution shall not be permitted unless also permitted by Section 6.04, (ii) any Person (whether or not a Loan Party, but excluding the Borrower and Holdings) may merge, consolidate, liquidate or dissolve into any Loan Party in a transaction in which the surviving entity is such Loan Party pursuant to a transaction permitted by Section 6.04, (iii) subsidiaries of Holdings that are not Loan Parties may merge, consolidate, liquidate or dissolve into each other, and (iv) any subsidiary of Holdings (other than the Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such subsidiary is a Loan Party, such Loan Party liquidates or dissolves into another Loan Party.

(b) No Loan Party will, or will permit any of its subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the Effective Date, reasonable extensions thereof and businesses reasonably related, ancillary, complementary or supplementary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, or will permit any of its subsidiaries to, make, purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned subsidiary of Holdings prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit of such other Person, except:

(a) Permitted Investments;

(b) investments existing on the Effective Date and set forth on Schedule 6.04;

(c) investments by Holdings and its subsidiaries in Equity Interests in (i) subsidiaries of Holdings that are Loan Parties immediately prior to or contemporaneously with the time of such investments and (ii) subsidiaries of Holdings that are not Loan Parties;

(d) loans, advances, Guarantees of any obligations of, or any investments or other evidence of Indebtedness made by Holdings in or to any of its subsidiaries and made by any subsidiary of Holdings to Holdings or any other subsidiary thereof; provided that (i) any such loans and advances made by a Loan Party to a subsidiary of Holdings that is not a Loan Party shall be evidenced by a promissory note pledged by such

Loan Party pursuant to the Collateral Agreement and (ii) the loans and advances made by subsidiaries of Holdings that are not Loan Parties to Loan Parties shall be (x) subordinated to the Obligations pursuant to terms reasonably acceptable to the Administrative Agent, (y) has a maturity date no earlier than the Tranche C Maturity Date, and (z) on payment terms reasonably satisfactory to the Administrative Agent;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, and the satisfaction or enforcement thereof, in each case in the ordinary course of business;

(g) investments arising as a result of Swap Agreements permitted by Section 6.07;

(h) investments in the CCF Account; provided that no such investments may be made at any time a Default has occurred and is continuing;

(i) Permitted Acquisitions; provided that the amount of cash expenditures (not including expenditures made from the proceeds of Excluded Issuances that are used to finance Permitted Acquisitions) on all such Permitted Acquisitions (which shall be deemed to include amounts paid in respect of Earnouts) shall not exceed $20,000,000 (or, following the consummation of the Specified IPO, $30,000,000) in the aggregate during any fiscal year of Holdings and $60,000,000 (or, following consummation of the Specified IPO, $100,000,000) in the aggregate during the term of this Agreement;

(j) investments permitted to be received as non-cash consideration in connection with any asset sale permitted by Section 6.05;

(k) loans to officers and employees in the ordinary course of business of the Loan Parties in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(l) receivables owing to any Loan Party, if such receivables were created or acquired by such Loan Party in the ordinary course of business and are payable or dischargeable in accordance with customary trade terms or reasonable extensions thereof;

(m) investments consisting of acceptance and endorsements of checks or other negotiable instruments for deposit or collection in the ordinary course of business;

(n) the Transactions under the Transaction Documents shall be permitted to be consummated;

(o) loans or advances by Holdings or any subsidiary thereof to directors or officers of Holdings or any subsidiary thereof to finance the purchase by such directors or officers of Equity Interests of Holdings (or any Parent) in an aggregate amount not to exceed $3,500,000 at any time outstanding;

(p) subsidiaries of Holdings that are not Loan Parties may make investments in other subsidiaries of Holdings that are not Loan Parties;

(q) to the extent made in compliance with Section 6.08, investments consisting of H-Lines Finance Discount Notes;

(r) to the extent made in compliance with Section 6.08, following the consummation of the Specified IPO, investments consisting of shares of common stock of the Public Parent; and

(s) loans and investments not otherwise permitted by the foregoing clauses (a) through (r);

provided that the aggregate amount of investments by Loan Parties in, loans and advances by Loan Parties to, and Guarantees by Loan Parties of, subsidiaries of Holdings that are not Loan Parties pursuant to clauses (c)(ii) and (d)(i) of this Section 6.04, when taken together with the aggregate amount of loans and investments made pursuant to clause (s) above, shall not exceed $25,000,000 at any time outstanding.

SECTION 6.05. Asset Sales. No Loan Party will, or will permit any of its subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned or issued by it, nor will any Loan Party permit any such subsidiary to issue any additional Equity Interest in such subsidiary, except:

(a) sales of (x) (i) inventory, (ii) used, surplus, obsolete, unused or worn out assets (including leases of surplus assets) and containers (other than Vessels) and (iii) (A) obsolete Vessels, (B) any Spare Vessel or (C) not more than two other Vessels during the term of this Agreement (so long as no more than one Vessel is sold in any 12-month period pursuant to this clause (C)) and (y) cash, cash equivalents (to the extent designated as such in accordance with GAAP) Permitted Investments, in each case in the ordinary course of business;

(b) (i) leases, subleases, licenses and sublicenses of assets and containers and Intellectual Property in the ordinary course of business, (ii) sales, transfers and other dispositions not otherwise included in Section 6.05(b)(i) of containers in the ordinary course of business and (iii) charters, subcharters, leases and subleases of Vessels in the ordinary course of business;

(c) sales or assignments pursuant to factoring arrangements of accounts receivable of Holdings or any subsidiary thereof pursuant to which Holdings or such subsidiary receives gross proceeds not to exceed $15,000,000 in the aggregate during the term of this Agreement; provided that such gross proceeds represent not less than 80.00% of the aggregate face amount of the accounts receivable so factored pursuant to any such arrangement; provided further that any Net Proceeds of any such sale or assignment shall be applied in accordance with Section 2.11(c) without giving effect to the proviso thereto;

(d) sales, transfers, dispositions or issuances to a Loan Party;

(e) sales, transfers and other dispositions of assets (other than Equity Interests in a subsidiary of Holdings) that are not permitted by any other clause of this Section 6.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) shall not exceed $15,000,000 during any fiscal year of Holdings;

(f) sales of all or a portion of (i) the Equity Interests in or assets comprising Sea-Logix, LLC or Horizon Services Group, LLC or (ii) the Equity Interests in subsidiaries of Holdings whose only assets at the time of such sale comprise all or a portion of the Equity Interests in Sea-Logix, LLC or Horizon Services Group, LLC; provided that prior to such sale, no assets of Holdings or any subsidiary thereof shall have been transferred after the Effective Date to Sea-Logix, LLC or Horizon Services Group, LLC, as the case may be, other than in the ordinary course of business consistent with past practice;

(g) sale and leaseback transactions permitted pursuant to Section 6.06;

(h) exchanges of Vessels for vessels that will provide a comparable level of service in the same trade lane and exchanges, trade-ins, swaps or other contemporaneous transfers of containers;

(i) Equity Interests may be issued to parties that are not Loan Parties in connection with a Permitted Acquisition (to the extent permitted by the definition thereof);

(j) in addition to any issuance permitted by the immediately preceding clause (i), up to $5,000,000 in Equity Interests in any subsidiary of Holdings (other than the Borrower) may be issued to and/or held by one or more Persons other than Holdings or a subsidiary thereof; and

(k) issuances of Equity Interests of subsidiaries of Holdings may be issued to the extent permitted by Section 6.08;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a)(x)(i), (a)(x)(ii), (a)(x)(iii)(A) and (d) above and except as otherwise provided in Section 6.09 below) shall be made for fair value (as determined in good faith by the chief financial officer of the Borrower, and, for any such sale, transfer, lease or other disposition in excess of $5,000,000, certified as such in writing to the Administrative Agent by the chief financial officer of the Borrower). To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale, transfer, lease or other disposition of any Collateral, or any Collateral is sold, transferred, leased or otherwise disposed as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions reasonably appropriate in order to effect the foregoing, it being understood and agreed that such Liens shall automatically and immediately, without any further action by any Person, be terminated and released upon consummation of such sale, transfer, lease or other disposition.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, or will permit any of its subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired to any Person other than a Loan Party, and thereafter rent or lease such property or other property that it intends to use for a substantially similar purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within 180 days after Holdings or such subsidiary acquires or completes the construction of such fixed or capital asset, (b) any sale made in connection with any replacement of a Synthetic Lease as permitted by clause (v) of Section 6.01, and (c) any such sale of any fixed or capital assets that is made solely for cash consideration in an amount not less than the fair market value of such fixed or capital asset; provided that the aggregate amount of any such sales made in reliance upon this clause (c) shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

SECTION 6.07. Swap Agreements. No Loan Party will, or will permit any of its subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.16, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any such subsidiary has actual or potential exposure (other than those in respect of Equity Interests in Holdings or any of its subsidiaries) in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into in order to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any such subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, or will permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so prior to the Tranche C Maturity Date, except (i) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in Equity Interests of Holdings that do not require (or permit the holder of such Equity Interest to require) any payments or other distribution (whether in cash, securities or other property) to the holder of such Equity Interests prior to the Tranche C Maturity Date, (ii) Loan Parties (other than Holdings) that are wholly-owned subsidiaries of Holdings may declare and pay dividends ratably with respect to their Equity Interests, (iii) provided no Event of Default is occurring or would result therefrom, Restricted Payments to repurchase Equity Interests in Holdings (or any Parent) from retired, deceased or terminated employees or directors (including their Heirs) of any Parent, Holdings or any of its subsidiaries in an amount not to exceed $1,000,000 in any fiscal year and $5,000,000 in the aggregate, (iv) Restricted Payments to repurchase Equity Interests in Holdings (or any Parent) from retired, deceased or terminated employees or directors (including their Heirs) of any Parent, Holdings or any of its subsidiaries, to the extent such Restricted Payments constitute Indebtedness that is not secured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; provided that no more than $5,000,000 in aggregate principal amount of such Indebtedness may be outstanding at any time, (v) any Restricted Payment made pursuant to the Acquisition Documents, (vi) Restricted Payments to any Parent for the maintenance of its corporate existence and compliance with applicable law or accounting, legal, public relations, investor relations, financial or management activities (including the employment of employees, agents, accountants, consultants, bankers, advisors or other professionals in connection with any of the foregoing) in an amount not to exceed $5,000,000 per year, (vii) any Loan Party may issue Equity Interests that do not require (or permit the holder of such Equity Interest to require) any payments or other distributions (whether in cash, securities or other property) to the holder of such Equity Interests prior to the Tranche C Maturity Date, to the extent such issuance is in connection with a Permitted Acquisition or a transaction permitted by Section 6.05(j), (viii) any Loan Party may make any payments related to an Earnout, (ix) the payments permitted under Section 6.09(d) and (e) shall be permitted to be made, (x) so long as no Event of Default shall have occurred and be continuing or would result therefrom, immediately at or prior to any cash interest payment becoming due on the H-Lines Finance Discount Notes, the Loan Parties may make Restricted Payments to H-Lines Finance in an aggregate amount not to exceed the amount of such cash interest payment; provided that the H-Lines Finance Discount Notes shall not have been amended after the issuance thereof to accelerate any date on which, or increase the amount of, cash interest payable thereon, (xi) following the consummation of the Specified IPO and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may make any Restricted Payment if Holdings would have been permitted to make such Restricted Payment under Section 4.11 of the High Yield Indenture (as in effect on the Amendment Effective Date), assuming for the purposes of this Section 6.08(a)(xi) that (i) clauses (a)(3)(b), (a)(3)(c) and (a)(3)(d) and clauses (1) through (17) inclusive of clause (b) were not applicable (except that clauses (2), (3), (4), (6), (7), (9), (14), (15) and (16) of such clause (b) shall be deemed to be applicable for purposes of interpreting the first parenthetical phrase in clause (a)(3)) and (ii) notwithstanding the definition of “Consolidated Net Income” in the High Yield Indenture and to the extent deducted in determining such “Consolidated Net Income”, transaction costs and expenses incurred in connection with the Specified IPO and the other transactions consummated in accordance with the use of proceeds set forth in the Registration Statement and the amendment and restatement of this Agreement and reasonable and customary transaction costs and expenses incurred in connection with financing transactions consummated following consummation of the Specified IPO shall, for purposes of this Section 6.08(a)(xi), be excluded from the calculation of “Consolidated Net Income” under the Indenture; provided that no more than an aggregate of $15,000,000 of Restricted Payments may be made pursuant to this Section 6.08(a)(xi) in any consecutive four-quarter period, (xii) upon the consummation of the Specified IPO, Restricted Payments consisting of cash dividends to Horizon Lines, Inc. in an aggregate amount not to exceed $40,000,000 for application by Horizon Lines, Inc. in accordance with the use of proceeds set forth in the Registration Statement; (xiii) following the consummation of the Specified IPO, so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments made directly or indirectly to the Public Parent, to the extent used promptly by the Public Parent to effect the purchase, redemption, acquisition, cancellation or other retirement for value of Excess Equity Interests; provided that (a) the Borrower gives written notice to the Administrative Agent at or prior to making any Restricted Payment pursuant to this Section 6.08(a)(xiii) and (b) any such purchase, redemption, acquisition, cancellation or other retirement for value is done solely to maintain compliance with citizenship requirements of applicable Maritime Laws or the Certificate of Incorporation; (xiv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may make any other Restricted Payments not to exceed $1,000,000, in the aggregate, in any fiscal year of Holdings and $5,000,000 in the aggregate during the term of this Agreement; provided that any amount referenced in this clause (xiv) not utilized in a previous fiscal year may be utilized in the immediately succeeding (but no other) fiscal year; and (xv) the payment by Holdings to any Parent of proceeds from the exercise of stock options of Holdings, so long as such stock options shall have been issued and outstanding on or before the Effective Date.

(b) No Loan Party will, or will permit any of its subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness other than the Obligations as a result of any asset sale, change of control or similar event or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness as a result of any asset sale, change of control or similar event, except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness to the extent permitted by Section 6.01; and

(ii) refinancings of such Indebtedness to the extent permitted by Section 6.01.

SECTION 6.09. Transactions with Affiliates. No Loan Party will or will permit any of its subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and on terms and conditions not mutually less favorable to Holdings or such subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and/or their subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) (x) prior to the consummation of a Specified IPO, provided no Event of Default is continuing or would result therefrom, any cash payments to Sponsor or any of its Controlled Investment Affiliates pursuant to the Management Agreement and (y) upon and following the consummation of the Specified IPO, provided no Event of Default is continuing or would result therefrom, cash payments to the Sponsor or any of its Controlled Investment Affiliates comprising any reasonable out-of-pocket cash expenses incurred by, and customary indemnification rights of, Sponsor or its Controlled Investment Affiliates in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to Holdings and its subsidiaries (provided further that in the case of clause (y), such cash payments shall be limited to $100,000 per year to the extent they are not related to (A) such indemnification rights or (B) reimbursement of out-of-pocket expenses incurred prior to the consummation of the Specified IPO that are reimbursable pursuant to the terms of the Management Agreement), (e) the payment of reasonable fees to directors of Holdings (or any Parent) who are not employees of the Borrower or any of its subsidiaries, (f) transactions specifically contemplated by the Acquisition and (g) to the extent permitted pursuant to Section 6.04(k) or 6.04(o), any loans to directors, officers or employees or issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings, (h) transactions between and among subsidiaries of Holdings that are not Loan Parties and (i) the provision of services to an Affiliate in the ordinary course of business at rates and on terms comparable to those offered to third party customers.

SECTION 6.10. Restrictive Agreements. No Loan Party will, or will permit any of its subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any such subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any such subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances owed to Holdings or any such subsidiary or to guarantee Indebtedness of Holdings or any such subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Amendment Effective Date in the agreements identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition, taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of any such subsidiary (other than the Borrower) pending such sale or other disposition; provided such restrictions and conditions apply only to such subsidiary that is to be sold or disposed of and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and proceeds of such property or assets), (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by any such subsidiary prior to the date on which such subsidiary was acquired by Holdings (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) clause (a) and (b) of the foregoing shall not apply to any restrictions and conditions set forth in the Chartered Vessel Documents and (viii) the foregoing shall not apply to restrictions or conditions contained in the High Yield Documents.

SECTION 6.11. Amendment of Material Documents. (a) No Loan Party will, or will permit any of its subsidiaries to, amend, modify or waive any of its rights under any Organization Document or the Subcharter Agreement, the Guarantee and Indemnity Agreement or the Charter Override Agreement, in each case other than amendments, modifications or waivers (as the case may be) which would not have a material adverse effect on the ability of such Person to perform its obligations under the Loan Documents.

(b) No Loan Party will, or will permit any of its subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is adverse in any material respect to the interests of the Lenders.

SECTION 6.12. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA for any period of four consecutive fiscal quarters ending on any date during any period set forth below to (b) Consolidated Interest Expense for such four consecutive fiscal quarters to be less than the ratio set forth below opposite such period on the last day of such fiscal quarter:

Date	Ratio
July 1, 2004 to and including June 30, 2006	2.25 to 1.00
July 1, 2006 to and including June 30, 2008	2.50 to 1.00
July 1, 2008 to and including June 30, 2009	2.75 to 1.00
July 1, 2009 and thereafter	3.00 to 1.00

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth opposite such period:

Date	Ratio
July 1, 2004 to and including December 31, 2004	5.50 to 1.00
January 1, 2005 to and including December 31, 2005	5.25 to 1.00
January 1, 2006 to and including September 30, 2006	5.00 to 1.00
October 1, 2006 to and including June 30, 2007	4.75 to 1.00
July 1, 2007 to and including December 31, 2007	4.50 to 1.00
January 1, 2008 to and including June 30, 2008	4.25 to 1.00
July 1, 2008 to and including December 31, 2008	4.00 to 1.00
January 1, 2009 to and including June 30, 2009	3.75 to 1.00
July 1, 2009 and thereafter	3.50 to 1.00

SECTION 6.14. Capital Expenditures. The Borrower will not permit Capital Expenditures to be made during any fiscal year of Holdings listed in the chart immediately below to exceed the amount listed opposite such fiscal year; provided that (a) following the consummation of the Specified IPO, expenditures used to acquire shipping containers, chassis, gensets or other related Vessel assets which were, immediately prior to such purchase, leased or subleased by Holdings or its subsidiaries shall be deemed not to be Capital Expenditures for such fiscal year solely for purposes of this Section 6.14, provided, further, that the amount of such expenditures made pursuant to this clause (a) shall not exceed $15,000,000 in the aggregate in any fiscal year or $40,000,000 in the aggregate during the term of this Agreement, (b) if the aggregate amount of Capital Expenditures made during any fiscal year is less than the amount permitted by this Section 6.14, 50.00% of the amount of such shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) fiscal year (and, for this purpose, Capital Expenditures made during any fiscal year shall be deemed applied first to the amount permitted by this Section 6.14 and thereafter to such shortfall), (c) only Capital Expenditures made on and after the Effective Date to and including the last day of fiscal year 2004 shall be deemed to have been made in fiscal year 2004 and (d) expenditures made during such fiscal year in respect of a buy-out, acquisition or other purchase of a Chartered Vessel subject to a Chartered Vessel Document that would otherwise be classified as Capital Expenditures shall be deemed not to be Capital Expenditures for such fiscal year solely for the purposes of this Section 6.14.

Fiscal Year of Holdings	Amount
2004	$7,000,000
2005	$15,000,000
2006	$20,000,000
2007	$20,000,000
2008	$17,500,000
2009	$17,500,000
2010	$20,000,000
2011	$17,500,000

SECTION 6.15. Limitation on Accounting Changes. The Borrower will not make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed except changes that are required by GAAP or changes which are not adverse in any material respect to the interests of the Lenders.

SECTION 6.16. Fiscal Year. Without the consent of the Administrative Agent the Borrower will not change its fiscal year-end to a date other than the last Sunday in December

SECTION 6.17. Anti-Terrorism Law. The Loan Parties will not directly or knowingly, with the intent to violate the Executive Order or any other Anti-Terrorism Law, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property prohibited pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6.18. Embargoed Person. The Loan Parties will not knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result being that the investment in the Loan Parties is directly prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) any Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result being that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or, after written notice thereof from the Administrative Agent to the Borrower, any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect (or, in the case of any such representation or warranty that is not qualified as to materiality, incorrect in any material respect) when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.05 (with respect to the existence or the U.S. citizenship of any Loan Party) or 5.13 or in Article VI hereof or in Section 3.6 or 3.8 of any Vessel Mortgage;

(e) any Loan Party (or its Affiliate in the case of Section 5.15) shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue past any applicable cure or grace period, as applicable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of (i) a voluntary prepayment notice given by a Loan Party or (ii) the voluntary sale or transfer of the property or assets securing such Indebtedness in a transaction permitted under the Loan Documents or (iii) the condemnation, damage or destruction of or Event of Loss with respect to the property or assets securing such Indebtedness;

(h) except to the extent a result of a buy-out, acquisition or other purchase of a Chartered Vessel subject to a Chartered Vessel Document, any event or condition occurs that (x) results in any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $12,500,000 that any Loan Party is obligated to pay under any Chartered Vessel Document becoming due prior to its scheduled payment date or (y) enables or permits (with or without the giving of notice) any Person (A) to cause any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $12,500,000 that any Loan Party is obligated to pay under any Chartered Vessel Document to become due, or (B) to require the prepayment, repurchase, redemption or defeasance of any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $12,500,000, in each case prior to its scheduled payment date and, in the case of each of clauses (x) and (y), such event or condition shall continue unremedied past any applicable cure or grace period for a period of 30 days;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of Holdings or the Borrower or, subject to Section 7.02, any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or the Borrower or, subject to Section 7.02, any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Holdings or the Borrower or, subject to Section 7.02, any other Loan Party shall (A) voluntarily commence any proceeding or file any similar petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or the Borrower or, subject to Section 7.02, any other Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(k) one or more final and non-appealable judgments for the payment of money in an aggregate amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such judgment or judgments) in excess of $12,500,000 shall be rendered against Holdings or the Borrower or, subject to Section 7.02, any other Loan Party and the same shall remain undischarged, unvacated or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral to the extent required under any such Security Document, with the priority required by the applicable Loan Documents, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Collateral Agent’s failure to make filings or maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n) a Change in Control shall occur;

(o) any Guarantee by any Guarantor for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that its Guarantee hereunder has ceased to be or is not enforceable; or

(p) any material Mortgaged Vessel shall have been (x) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority in the United States and such Mortgaged Vessel shall not have been released within 30 days after such attachment, levy or taking into custody or (y) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority outside the United States and such Mortgaged Vessel shall not have been released within 60 days after such attachment, levy or taking into custody;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (i), (j) or (k) of Section 7.01, any reference in any such clause to any Loan Party other than Holdings or the Borrower shall be deemed not to include any subsidiary of Holdings affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of Holdings most recently ended, have assets with a value in excess of 5.00% of the total assets of the Loan Parties on such date determined on a consolidated basis in accordance with GAAP; provided that if it is necessary to exclude more than one Loan Party from clause (i), (j) or (k) of Section 7.01 pursuant to this Section 7.02 in order to avoid a Default thereunder, all excluded Loan Parties shall be considered to be a single consolidated Loan Party for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as agent of such Lender under this Agreement and the other Loan Documents and the Mortgage Trustee as security trustee of such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocable authorizes each of the Collateral Agent and the Administrative Agent, in its capacity as agent, and the Mortgage Trustee, in its capacity as security trustee, through their respective agents or employees, to take such actions on their behalf in accordance with the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly designated to the Collateral Agent, the Administrative Agent and/or the Mortgage Trustee, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incident thereto.

The Mortgage Trustee does hereby declare that it will hold as such trustee in trust for the equal and proportionate benefit and security of each of the Secured Parties, the Administrative Agent and the Collateral Agent, from and after the date of execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under each Vessel Mortgage and other Collateral pledged to it. The Mortgage Trustee hereby accepts the trusts imposed upon it as Mortgage Trustee hereunder, and the Mortgage Trustee covenants and agrees to perform the same as herein expressed and agrees to disburse all monies received by it in its capacity as such Mortgage Trustee in accordance with the terms hereof and of the other Loan Documents.

SECTION 8.02. Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 8.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Loan Party or any of their subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

SECTION 8.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.06. Successor Agent. Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, subject, so long as no Event of Default has occurred and is continuing, to the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders subject, so long as no Event of Default has occurred and is continuing, to the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder as a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.02 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Name Agents. The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 8.09. Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so in accordance with the Loan Documents), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 8.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full and all LC Disbursements shall have reimbursed, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and the reimbursement of the LC Disbursements) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given orally, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to any Loan Party, to Borrower at:

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

Telecopy No.: 704-973-7034

with a copy to:

Castle Harlan, Inc.

150 East 58th Street

New York, NY 10155

Attention: Mr. Marcel Fournier

                 Mr. Howard Weiss

Telecopy No.: 212-207-8042

with a further copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Andre Weiss, Esq.

                 Kirby Chin, Esq.

Telecopy No.: 212-593-5955;

if to the Administrative Agent, the Collateral Agent, the Mortgage Trustee or the Initial Issuing Bank, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Ms. Joselin Fernandes

Telecopy No.: (203) 719-4176;

if to a Lender, to it at its address (or telecopy number) set forth on its Administrative Questionnaire; and

if to the Swingline Lender, to it at:

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Ms. Joselin Fernandes

Telecopy No.: (203) 719-4176.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. To the extent permitted by applicable law, the rights and remedies of the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Lenders and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement held by any Lender or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of such Lender, (iii) postpone the maturity of any Lender’s Loan, or any scheduled date of payment of the principal amount of any Lender’s Tranche C Term Loans under Section 2.10, or the required date of reimbursement of any LC Disbursement held by any Lender, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the last sentence of Section 2.08(c) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each Lender, other than changes necessary to reflect the addition of new Loans hereunder (in an existing Class or an additional Class) so that such additional Loans shall be included on substantially the same basis as the Loans are included on the Effective Date, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to Sections 2.02(d) and (e) may be made), (vi) release any Guarantor from its Guarantee hereunder (except as expressly provided herein or in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided under the Security Documents), (viii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class other than in connection with the addition of a new tranche of Term Loans hereunder, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (ix) without the consent of each Tranche C Term Loan Lender (i) alter the provisions of Section 2.10(c) that require the application of prepayments to be made pro rata to the remaining scheduled amortization payments in respect of the Tranche C Term Loan Borrowings or (ii) alter the provisions of Section 2.11(g) that require that prepayments under Sections 2.11(c) and 2.11(d) to be applied to the Tranche C Term Loans before the Revolving Loans, (x) without the consent of each Lender, alter the provisions of the penultimate sentence of Section 2.11(f) that require prepayment of Borrowings to be applied to each Lender’s pro rata share of the Loans and (xi) without the consent of each Lender, alter or modify the provisions relating to the order of the application of proceeds in Section 4.02 of the Collateral Agreement; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the applicable Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche C Lenders) or the Tranche C Lenders (but not the Revolving Lenders) or any other Class of Lenders may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the applicable Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, the Mortgage Trustee and their respective

Affiliates, including the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel and (b) such other local counsel and special counsel (including admiralty counsel) as may be required in the reasonable judgment of the Administrative Agent and the Collateral Agent for the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, the Mortgage Trustee and the Arrangers in connection with (x) the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (y) any documentary taxes or the enforcement of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) to the extent an Event of Default under Section 7.01(a) or 7.01(b) shall have occurred and be continuing, all reasonable out-of-pocket expenses incurred by any Lender (including the reasonable fees, charges and disbursements of counsel for such Lender) in connection with the enforcement of its rights under the Loan Documents.

(b) Except for taxes that are covered by Section 2.17 (which, for the sake of clarity, includes Excluded Taxes), the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Swingline Lender, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than losses, claims, damages, liabilities and related expenses that are covered by Section 2.17), including the fees, charges and disbursements of (a) a single transaction and documentation counsel for each Indemnitee in connection therewith and (b) such other local counsel and special counsel (including admiralty counsel) as may be required in the reasonable judgment of the Administrative Agent, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any litigation, proceeding or investigation relating to (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings or any of its subsidiaries, or any Environmental Liability related in any way to Holdings or any of its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swingline Lender or the Mortgage Trustee under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank, the Swingline Lender or the Mortgage Trustee, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank, the Swingline Lender or the Mortgage Trustee in its capacity as such; provided, further, that to the extent any Issuing Bank or Swingline Lender is entitled to indemnification under this Section 9.03(c), to the extent such indemnification relates solely to such Issuing Bank’s or Swingline Lender’s acting in such capacity, the indemnification provided for in this Section 9.03(c) will be the obligation solely of the Revolving Lenders. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Tranche C Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after the Borrower’s receipt of a reasonably detailed written statement therefor setting forth amounts itemized in reasonable detail and specificity.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) neither the Administrative Agent nor the Collateral Agent may assign or otherwise transfer its rights or obligations hereunder except in accordance with Article VIII. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Mortgage Trustee, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing, any other assignee; and

(B) in the case of an assignment of any Revolving Commitment, the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $2,500,000, in the case of Revolving Commitments and Revolving Loans and (y) $1,000,000, in the case of Tranche C Term Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) and subject to the obligations under Section 2.19. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be null and void.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, the principal amount of, and the stated interest on, the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Notwithstanding anything to the contrary in any Loan Document, the Borrower shall not be liable for any Other Taxes imposed solely as a result of an Assignment by a Lender pursuant to this Section, and the applicable Lender and assignee shall indemnify and hold the Borrower harmless from any Other Taxes imposed on or with respect to any assignment made by any Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no Participant shall be a Person on the Excluded Participants List. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii) and (iv) of the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 and obligations of Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including, without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment to any holder of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders; and this Section shall not apply to any such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and the documentation governing or evidencing any such pledge or assignment shall provide that (x) such trustee or representative shall not be entitled to exercise any rights as a Lender under any Loan Document prior to it becoming a Lender and (y) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments or participations and shall not be effective to transfer any rights under this Agreement or in any Loan or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of this Section 9.04 concerning assignments or participations, as the case may be, are fully satisfied.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuances of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount due and payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless all outstanding Letters of Credit shall have been (and continue to be) cash collateralized on terms satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 8.03, 8.04, 8.09 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or confidentiality of such fees or separate side letter agreements constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including the Original Credit Agreement) except (x) as explicitly provided in any written agreement or letter with respect to compensation or confidentiality and (y) with respect to the Original Credit Agreement, to the extent set forth in Section 9.05 of the Original Credit Agreement. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Upon the effectiveness hereof any reference to the word “Tranche B” in any Loan Document (other than this Agreement) or Exhibit hereto or thereto, when included in the defined terms Tranche B Term Loan, Tranche B Term Loan Maturity Date or Tranche B Term Loan Commitment shall be deemed to be the words “Tranche C”. The Borrowers, the Guarantors, the Agents and the Lenders agree that this Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations under the Original Credit Agreement or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrowers or any Guarantor (other than Falconhurst, LLC and Sea Readiness, LLC, which have dissolved into the Borrower prior to the Amendment Effective Date) under the Original Credit Agreement from any of their obligations and liabilities as a “Borrower” or “Guarantor” thereunder. Each of the Loan Parties hereby (i) confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement, (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent and the Mortgage Trustee a security interest in or lien on, any collateral as security for the obligations of the Loan Parties from time to time existing in respect of the Original Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects and (iii) confirms, ratifies and reaffirms that such liens granted in connection with the Original Credit Agreement and the Loan Documents are continuing and are, and shall remain, unimpaired and continue to constitute fully perfected, first priority liens (subject to liens permitted under Section 6.02) in favor of the Collateral Agent and the Mortgage Trustee, for the benefit of Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Agreement. Each such Loan Party hereby confirms and agrees that such liens granted in connection with the Original Credit Agreement and the Loan Documents will continue to secure all of the Obligations under this Agreement and the other Loan Documents after giving effect to the Amendment and Restatement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing, each Lender who signs a Confidential Lender Authorization with the Administrative Agent shall be deemed to have consented to the Administrative Agent signing this Agreement on its behalf pursuant to the provisions thereof and, effective upon the Administrative Agent signing a counterpart of such Confidential Lender Authorization, shall be further deemed in this Agreement and the other Loan Documents to have been a signatory hereto. Each Lender signatory to a Confidential Lender Authorization agrees that such Lender shall not be entitled to receive a copy of any other Lender’s Confidential Lender Authorization, but agrees that a copy of such Confidential Lender Authorization may be delivered to Borrowers.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.08. Right of Setoff. If an Event of Default under Section 7.01(a) or 7.01(b) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but not trust accounts) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, to the extent such obligations of the Borrowers are then due and payable. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have, but are the sole rights of setoff or similar that the Lenders have under the Loan Documents.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment (after appeal, if any) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Mortgage Trustee, any Issuing Bank, any Lender or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(c) The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such information shall be disclosed solely for purposes of furthering the transactions contemplated by the Loan Documents), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that any pledgee contemplated by Section 9.04(d) shall be deemed an assignee solely for the purposes of this clause (f)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent any Lender that is a Fund is required to distribute information relating to its investments to its trustee, any such trustee of any Lender or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, the information contained in the Information Memorandum, the Perfection Certificate, the Transaction Documents and any schedules to any Loan Document, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential (or the Person receiving such information is aware of the confidential nature thereof). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

GUARANTEE; JOINT AND SEVERAL LIABILITY OF BORROWERS

SECTION 10.01. Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations in accordance with the terms of this Agreement. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower, the Co-Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 10.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account (as defined in the Collateral Agreement) or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower, the Co-Borrower or any other Person.

SECTION 10.03. No Limitations. (a) Except for termination of a Guarantor’s obligations as expressly provided in Section 6.14 of the Collateral Agreement, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement or the Collateral Agreement (other than a release of the obligations of such Guarantor in accordance with the provisions of the Loan Documents or the release of any Borrower hereunder (other than in connection with an Event of Default)); (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security as set forth in the Loan Documents for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion and to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower, the Co-Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, the Co-Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and the other Secured Parties may, at their election, in accordance with the terms of the Collateral Agreement and any other Loan Document foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower, the Co-Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower, the Co-Borrower or any other Loan Party, without affecting or impairing. in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower, the Co-Borrower or any other Loan Party, as the case may be, or any security.

SECTION 10.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy of the Borrower, the Co-Borrower or any other Loan Party.

SECTION 10.05. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s, the Co-Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 10.06. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower, the Co-Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 10.07, 10.08 and 10.09.

SECTION 10.07. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 10.09), the Borrowers agree that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement in respect of any Obligation, the Borrowers shall, jointly and severally, indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any Security Document to satisfy in whole or in part an obligation, the Borrowers shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 10.08. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 10.09) that, in the event (i) a payment shall be made by any other Guarantor hereunder in respect of any Obligation or (ii) assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 10.07, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the Effective Date and the denominator shall be the aggregate net worth of all the Guarantors on the Effective Date (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.14, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 10.08 shall be subrogated to the rights of such Claiming Guarantor under Section 10.07 to the extent of such payment.

SECTION 10.09. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 10.07 and 10.08 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower, the Co-Borrower or any Guarantor to make the payments required by Sections 10.07 and 10.08 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to the Borrower, the Co-Borrower, any other Guarantor or any other subsidiary of Holdings shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

SECTION 10.10. Joint and Several Liability of Borrowers. All Loans made and Letters of Credit issued hereunder are made to or for the mutual benefit, directly and indirectly,

of each of the Borrowers and in consideration of the agreement of the other Borrower to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations, and warranties made or undertaken by each Borrower under the Loan Documents and the Borrowers agree that such liability is independent of the duties, obligations, and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each Borrower jointly and severally, absolutely and unconditionally guarantees to the Administrative Agent, the Collateral Agent and the Lenders the full payment and performance when due of all the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

HORIZON LINES, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

Co-Borrower:

HORIZON LINES HOLDING CORP.

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

Guarantors:

HLH, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON LINES OF PUERTO RICO, INC.

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON SERVICES GROUP, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON LINES VENTURES, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON LINES OF ALASKA, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

SEA-LOGIX, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON LINES OF GUAM, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

S-L DISTRIBUTION SERVICE, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

HORIZON LINES VESSELS, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

SL PAYROLL SERVICES, LLC

By:	/s/ Robert S. Zuckerman
Name:	Robert S. Zuckerman
Title:	Secretary

UBS AG, STAMFORD BRANCH, as Administrative Agent, Collateral Agent and Mortgage Trustee

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	UBS AG, STAMFORD BRANCH

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

S-5

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	JPMorgan Chase Bank, N.A.

By:	/s/ Richard C. Smith
Name:	Richard C. Smith
Title:	Vice President

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	Goldman Sachs Credit Partners, L.P.

By:	/s/ William W. Archer
Name:	William W. Archer
Title:	Managing Director

SIGNATURE PAGE TO THE CREDIT

AGREEMENT AMONG HORIZON LINES, LLC,

HORIZON LINES HOLDING CORP., THE

GUARANTORS PARTY THERETO, THE

LENDERS PARTY THERETO, THE ISSUING

BANKS PARTY THERETO AND UBS AG,

STAMFORD BRANCH, AS ADMINISTRATIVE

AGENT, AS COLLATERAL AGENT AND AS

MORTGAGE TRUSTEE

Institution:	DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President